UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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PMA Capital Corporation
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PMA Capital Corporation
380 Sentry Parkway
Blue Bell, Pennsylvania  19422
____________________________________

Notice of 2009 Annual Meeting of Shareholders
To Be Held May 6, 2009
____________________________________

Dear Shareholder:

On Wednesday, May 6, 2009, we will hold our Annual Meeting of Shareholders at our corporate offices, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.  The Annual Meeting will begin at 9:00 a.m., local time.

We are holding the Annual Meeting to:

1.	Elect three directors to serve until the 2012 Annual Meeting and until their successors are elected and qualified; and

2.	Ratify the appointment of Beard Miller Company LLP as our independent registered public accounting firm for 2009.

The Board recommends that you vote FOR items 1 and 2.  We will also transact any other business properly presented at the meeting and any adjournments of the meeting.

Only shareholders of record at the close of business on March 11, 2009 are entitled to vote at the Annual Meeting and any adjournments.  A copy of our 2008 Annual Report to Shareholders accompanies this notice.

By Order of the Board of Directors,

Neal C. Schneider
March 18, 2009	Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 6, 2009:

This Proxy Statement and our Annual Report to Shareholders for the year ended December 31, 2008 are available at www.pmacapital.com/NewFiles/annual.html.

You are cordially invited to attend the meeting.  To obtain directions to attend the meeting and vote in person, please contact our Investor Relations department at (610) 397-5298.  Whether or not you plan to attend in person, please mark, date, sign and mail the enclosed proxy.  A return envelope requiring no postage is enclosed for your convenience.

Table of Contents

i

PMA CAPITAL CORPORATION
380 Sentry Parkway
Blue Bell, Pennsylvania  19422
_______________________

Proxy Statement
________________________

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

You are being sent this proxy statement and the enclosed proxy in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournments.  The approximate date of mailing of this proxy statement and the enclosed proxy is March 27, 2009.

When and where is the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 6, 2009, at 9:00 a.m., local time at our corporate offices at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.

What proposals am I being asked to vote on?

You are being asked to vote on two proposals:

1.	The election of three directors to serve until the 2012 Annual Meeting and until their successors are elected and qualified;

2.	The ratification of the appointment of Beard Miller Company LLP as our independent registered public accounting firm (“independent auditor”) for 2009.

You can find information about these proposals in this proxy statement.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our Class A Common Stock as of the close of business on March 11, 2009, are entitled to vote at the Annual Meeting.  As of the close of business on March 11, 2009, we had 31,965,806 shares of Class A Common Stock outstanding.  Each holder of Class A Common Stock is entitled to cast one vote for each share of Class A Common Stock held.

What constitutes a quorum?

In order to transact business at the Annual Meeting, we must have a “quorum,” or the presence of persons holding a prescribed number of shares of Class A Common Stock.  The holders of Class A Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum.  If you submit a properly executed proxy card, even if you abstain from voting or withhold your vote, you will be considered present at the Annual Meeting and, therefore, counted in determining whether a quorum is present.  Broker non-votes will also be counted in determining whether a quorum is present.  Generally, broker non-votes occur when a broker does not receive voting instructions with respect to a proposal from a beneficial owner and does not have discretionary authority to vote on that proposal.

How do I vote?

There are two ways to vote:

1.	In person. Attend the Annual Meeting and vote your shares, or send a personal representative with an appropriate proxy.

If you hold your shares in “street name” (i.e., through a broker-dealer or other financial institution) and you want to vote at the Annual Meeting, you will need to obtain a form of proxy from the institution that holds your shares.

If you hold share equivalents through the PMA Capital Stock Fund of the PMA Capital Corporation Retirement Savings Plan (the “Retirement Savings Plan”), you cannot directly vote your share equivalents at the Annual Meeting.  Instructions on voting such share equivalents are described in more detail below.

2.
By mail.  Mark, date, sign and mail the enclosed proxy card in the prepaid envelope.  If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares FOR each item described in this proxy statement.

Can I revoke my proxy and change my vote after I return my proxy card?

Yes.  There are three ways to revoke your proxy:

1.
In person.  You may revoke a previously submitted proxy vote by attending the Annual Meeting and giving notice of revocation or by sending a personal representative with an appropriate proxy card to the Annual Meeting.  Attendance at the meeting, by itself, will not constitute revocation of your proxy.

2.
In writing.  You may give written notice of your revocation to our Corporate Secretary.  Your notice, which must be received before the Annual Meeting begins, should contain the name in which your shares are registered, the date of the proxy you are revoking, your new voting instructions and your signature.

3.	By proxy. You may revoke your proxy by submitting a later-dated proxy card. We must receive the later-dated proxy card before the Annual Meeting begins.

How do I vote my share equivalents held under the Retirement Savings Plan?

If you have invested in the PMA Capital Stock Fund of the Retirement Savings Plan, you do not actually own shares of Class A Common Stock; Vanguard Fiduciary Trust Company, the plan trustee, does.  However, you do have “pass through voting rights” based on the amount of money you have invested in the PMA Capital Stock Fund.

You may exercise your pass through voting rights only by completing the proxy card from the Plan’s trustee mailed with this proxy statement.  The proxy card acts as a voting instruction to the Plan’s trustee.  The trustee must receive your instructions prior to the Annual Meeting to vote your share equivalents in accordance with your instructions.  If the trustee does not receive voting instructions from you by the date that the trustee specifies, the trustee will vote the share equivalents credited to your account in the same proportion that it votes share equivalents for which it did receive timely instructions.

What does it mean if I get more than one proxy card?

If your shares are registered differently or are in more than one account, you will receive more than one proxy card.  For example, if you hold share equivalents through the Retirement Savings Plan and you hold shares directly as a record holder, you will receive two sets of proxy materials, including two proxy cards.  Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

How will voting on any other business be conducted?

Although we do not presently know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxies named in the proxy to vote on such matters in their discretion.

Who pays for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies.  Solicitation will be made by mail and may also be made on our behalf by our officers, directors and employees in person or by telephone.  We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for sending proxies and proxy materials to beneficial owners.

Will the Annual Meeting be accessible through the Internet?

Yes.  We will provide “real time” access to the Annual Meeting through webcasting.  This will allow you to hear the Annual Meeting without actually being present in Blue Bell, Pennsylvania.  Please note that the webcast will be in “listen only” mode.  This means that shareholders listening to the Annual Meeting through the webcast will not be able to ask questions or vote their shares as if present at the Annual Meeting.  Further, shareholders accessing the Annual Meeting through the webcast will not be counted for purposes of determining whether a quorum is present.  Therefore, even if you intend to access the meeting through the webcast, it is very important that you complete and return your proxy card prior to the Annual Meeting.

To access the Annual Meeting through the webcast, please visit the Investor Information section of our website at www.pmacapital.com or call our Investor Relations department at (610) 397-5298 for further information.

ITEM 1.  ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has unanimously recommended that Vincent T. Donnelly, John D. Rollins and Neal C. Schneider be nominated to new three-year terms.

Our Board of Directors currently consists of 10 members.  James F. Malone, III retired from his position as a member of the Board of Directors in May 2008.  Mr. Malone had served on the Board of Directors since 1974.  The Board of Directors did not fill the vacancy created by the retirement of Mr. Malone.  L. J. Rowell, Jr., a member of the Class of 2009, is not standing for re-election at the 2009 Annual Meeting.  Our bylaws authorize our Board of Directors to set the number of directors from time to time provided that the number is not less than 9 or more than 15.  Our bylaws also require our Board of Directors to keep the number of directors in each class as nearly equal as possible.  Effective immediately before the 2009 Annual Meeting, our Board of Directors has set the number of directors constituting the full board at nine and has set the size of each class of directors at three.  Mr. Schneider, currently a member of the Class of 2010, will, if elected, join the Class of 2012 in order to create three classes of three directors.

Messrs. Donnelly, Rollins and Schneider have each consented to serve as a director in the Class of 2012 if elected.  If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Board of Directors.  The Board of Directors has no reason to believe that any of the nominees named will be unable to serve if elected.  Any vacancy occurring on the Board of Directors for any reason may be filled by the Board of Directors for the unexpired term.

The names of the nominees for election to office at the Annual Meeting, together with certain information regarding them, are as follows:

Nominees for Election to Office for Terms Expiring at the 2012 Annual Meeting

Vincent T. Donnelly, age 56	Director since 2004

Mr. Donnelly was elected as President and Chief Executive Officer of PMA Capital Corporation in February 2004 and served as head of the interim-Office of the President from November 2003 to February 2004.  He has served as President and Chief Operating Officer of The PMA Insurance Group since February 1997, and has served as President and Chief Executive Officer of PMA Capital Insurance Company since May 2005.  Mr. Donnelly served as Senior Vice President-Finance and Chief Actuary of The PMA Insurance Group from 1995 to 1997 and as Executive Vice President of PMA Capital Insurance Company from November 2000 to May 2005.

John D. Rollins, age 56	Director since 2006

Mr. Rollins is the Executive Vice President of Accolade, LLC, a built-for-purpose business which works with large enterprise clients to increase the value of healthcare benefits for their employees. Mr. Rollins was a Managing Partner of Accenture, a global management consulting, technology and outsourcing company from 2001 to 2005.  He joined Arthur Andersen & Co. in 1976, and was admitted as a partner in 1986.  In 1989, Mr. Rollins became a partner in Andersen Consulting upon its formation, and later continued with Accenture when it was created in 2001.  During his career, he has specialized in working with clients to identify and shape high-impact business improvement strategies, particularly in settings where information and information technologies played critical roles.

Neal C. Schneider, age 64	Director since 2003

Mr. Schneider was appointed non-executive Chairman of the Board in 2003.  He was a partner in Smart and Associates, LLP, a financial, operational and technology consulting firm from July 2002 to June 2003.  Between August 2000 and June 2002, Mr. Schneider was an independent consultant.  He was a partner in Arthur Andersen LLP, serving clients in the insurance and financial services industries from September 1980 until his retirement in August 2000, and served for a period of time as a partner-in-charge of Arthur Andersen's worldwide insurance industry practice.  He has been a director of Conseco, Inc. since September 2003.

The names of the directors who will continue in office after the Annual Meeting, together with certain information regarding them, are as follows:

Directors Continuing in Office with Terms Expiring at the 2010 Annual Meeting

Patricia A. Drago, age 55	Director since 2007

Ms. Drago is the President and a principal of Drago Consulting LLC, a consulting firm focused on property and casualty strategy and operations.  Ms. Drago held these positions from January 2005 to May 2006 and from November 2006 to the present.  From January 2004 to January 2005, Ms. Drago operated Drago Consulting as a sole proprietorship.  From June 2006 to October 2006, she was an Executive Vice President of GAB Robins North America, a company that provides loss adjusting and third party claims administration services to businesses, insurers and alternative risk entities.  She was Chief Executive Officer and President of Broadspire Services Inc., a third party claims administration business, from July 2003 to December 2003.  Prior to that, she had held a number of senior positions with Kemper Insurance Company, a property and casualty insurer and third party administrator, since June 2000.

J. Gregory Driscoll, age 62	Director since 2006

Mr. Driscoll was the President and Chief Executive Officer of National Guardian Security Services, a privately held provider of security alarm installation, service and monitoring to national retail accounts, during 2007 and 2008.  He served as President and Chief Executive Officer of Prince Telecom, of New Castle, Delaware, the largest independent cable installation company in the United States during 2005 and 2006.  From 2002 until 2004, Mr. Driscoll was President and Chief Executive Officer of Enerwise Global Technologies, a company that provides demand response and energy infrastructure management services.  He was Managing Director for Legg Mason Wood Walker, Inc., a full service investment bank and brokerage firm, from 1999 through 2002 and was Chairman of the Board of Directors of Philadelphia Gas Works, the largest municipally owned and operated natural gas utility in the United States, from 1997 to 2000.  Mr. Driscoll has also held various other senior positions at companies, including Sunoco, Inc., a Fortune 125 petroleum refiner and marketer in Philadelphia, Pennsylvania, where he was employed from 1965 to 1997.

Richard Lutenski, age 58	Director since 2004

Mr. Lutenski is the Chief Financial Officer of Ariel Holdings, Ltd., a Bermuda-based company engaged primarily in underwriting reinsurance through operating subsidiaries in Bermuda and the United Kingdom.  Prior to that, he was Chief Financial Officer of RAM Holdings Ltd., a financial guaranty reinsurance company, from May 2004 to September 2007 and was Managing Director and Chief Operating Officer of RISC Ventures LLC, an investment and advisory firm that specializes in assessing and developing reinsurance and capital markets solutions to complex risk issues, from 2003 to 2004.  Mr. Lutenski previously held senior positions in a number of companies in the insurance, reinsurance and financial guaranty business, including Chief Financial Officer of Enhance Financial Services Group from 1999 to 2001 and Crum & Foster Insurance Group from 1995 to 1999.

Directors Continuing in Office with Terms Expiring at the 2011 Annual Meeting

Peter S. Burgess, age 66	Director since 2004

Mr. Burgess has been an advisor on technical and governance issues to insurance companies and their audit committees since 1999.  He has served as Director of Lincoln Educational Services Corp. since June 2004 and as a Trustee of John Hancock Trust I and II since June 2005.  Prior to 1999, he was an accountant and partner at Arthur Andersen LLP for 35 years.  During that time, he served as audit partner for many of its insurance company and financial services clients.

Charles T. Freeman, age 65	Director since 2005

Mr. Freeman was a Senior Vice President and Partner of Wellington Management Company, LLP and served as the lead portfolio manager of the Vanguard Windsor Fund from 1996 until his retirement in June 2004 and as manager of the Vanguard Capital Value Fund from its December 2001 inception until his retirement in June 2004.

James C. Hellauer, age 70	Director since 2005

 Since 1989, Mr. Hellauer has been the owner of James C. Hellauer and Associates, a management consulting firm.  From 1991 to 2006, he was an executive director of the Colmen Group, an investment banking firm.  Mr. Hellauer served on the Board of Directors of the Philanthropic Companies from 1992 to 2006, and he is currently a director of Tasty Baking Company.

Executive Officers

Our executive officers serve as officers of PMA Capital Corporation or The PMA Insurance Group, which we define as the group of subsidiaries that emphasizes our traditional insurance business.  Our executive officers are:

Anthony J. Ciofani, age 47, Executive Vice President and Chief Underwriting Officer, The PMA Insurance Group

Anthony J. Ciofani was elected Executive Vice President – Chief Underwriting Officer of The PMA Insurance Group in October 2007. From August 2006 until October 2007, he served as Senior Vice President – Chief Underwriting Officer for The PMA Insurance Group. Mr. Ciofani joined The PMA Insurance Group in May of 2000 as Vice President – Commercial Markets Underwriting.

William E. Hitselberger, age 51, Executive Vice President and Chief Financial Officer

William E. Hitselberger was elected as Executive Vice President of PMA Capital Corporation in April 2004 and serves as the Company’s Chief Financial Officer.  Prior to that, he had served as its Senior Vice President, Chief Financial Officer and Treasurer beginning in June 2002.  He has also served as Vice President and Chief Financial Officer of The PMA Insurance Group from 1998 to June 2002 and as Vice President of The PMA Insurance Group from 1996 to 1998.

Stephen L. Kibblehouse, age 53, Executive Vice President, General Counsel and Secretary

Stephen L. Kibblehouse joined PMA Capital Corporation in June 2008 as Executive Vice President, General Counsel and Secretary.  Before joining the Company, he was Senior Vice President, General Counsel and Secretary at Tower Group, Inc., a property and casualty insurance company.  In November 2001, he was appointed Chief Executive Officer, General Counsel and member of the Board of Directors of Highlands Insurance Group, Inc., a property and casualty insurance company, to lead that publicly-traded company through a run-off and winding up of operations.  Mr. Kibblehouse served as Chief Executive Officer and General Counsel of Highlands until May 2006.  The run-off of Highlands included a reorganization of the company and certain of its non-insurance subsidiaries under Chapter 11 of the Bankruptcy Code, which was completed in 2003 and pursuant to which Mr. Kibblehouse became Liquidating Trustee of the Highlands Insurance Group Liquidating Trust.  During the run-off process, a number of Highlands’ insurance subsidiaries were placed under regulatory supervision and ultimately into receivership.  Previously, Mr. Kibblehouse served in various capacities, including General Counsel and Senior Vice President, Legal & Regulatory Compliance at Highlands and its predecessor, Vik Brothers Insurance Group.  From 1987 until 1993, Mr. Kibblehouse worked in private practice where he represented clients with respect to securities, mergers, acquisitions and other financial transactions.  Mr. Kibblehouse also worked for the U.S. Securities and Exchange Commission as an attorney in the Division of Enforcement from 1984 until 1987.  Before practicing law, Mr. Kibblehouse began his career as a certified public accountant.

John Santulli, III, age 54, Executive Vice President – Risk Services and Sales

John Santulli, III was elected Executive Vice President – Risk Services and Sales in October 2007.  Prior to that, he had served as a Senior Vice President for The PMA Insurance Group since March 1998, where he oversaw branch operations and marketing. Mr. Santulli served as Vice President of Workers' Compensation and Alternative Markets from 1993 to 1998.  Mr. Santulli started his career with the Company in March 1982.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK

Beneficial Ownership by Directors and Executive Officers

The following table shows, as of March 16, 2009, the shares and percentage of our Class A Common Stock beneficially owned by (i) each director and each nominee for director; (ii) each executive officer; and (iii) executive officers and directors as a group.

Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person.  For purposes of calculating the percentage of shares beneficially owned, the number of shares of Class A Common Stock deemed outstanding consists of 32,211,133, which represents the number of shares outstanding on March 16, 2009, plus the number of shares of Class A Common Stock underlying options held by the named person that are exercisable or will become exercisable within 60 days of March 16, 2009.

	Class A Common Stock
Name of Beneficial Owner	Beneficially Owned		Percent of Class

Peter S. Burgess	28,009		*
Patricia A. Drago	15,533		*
J. Gregory Driscoll	18,972		*
Charles T. Freeman	26,244		*
James C. Hellauer	23,010	(1)	*
Richard Lutenski	28,009		*
John D. Rollins	18,705		*
L. J. Rowell, Jr.	16,347		*
Neal C. Schneider	94,756	(2)	*
Vincent T. Donnelly	744,125	(3)	2.2%
William E. Hitselberger	258,044	(4)	*
John Santulli, III	48,148	(5)	*
Anthony J. Ciofani	30,293	(6)	*
Stephen L. Kibblehouse	5,000		*
All executive officers and directors as a group (14 persons)	1,355,195	(7)	4.1%
_______________

* Less than 1%.

(1)	Includes 2,000 shares of Class A Common Stock held in an irrevocable trust for which Mr. Hellauer’s wife serves as trustee.
(2)	Includes options to purchase 12,987 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days of March 16, 2009 under our equity incentive plans.
(3)
Includes options to purchase 608,259 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days of March 16, 2009 under our equity incentive plans and 2,737 shares held in the Retirement Savings Plan as of December 31, 2008.

(4)
Includes 150 shares of Class A Common Stock held by Mr. Hitselberger’s children, options to purchase 207,938 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days of March 16, 2009 under our equity incentive plans and 2,160 shares held in the Retirement Savings Plan as of December 31, 2008.

(5)	Includes options to purchase 30,511 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days of March 16, 2009 under our equity incentive plans.
(6)
Includes options to purchase 18,023 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days of March 16, 2009 under our equity incentive plans and 3,136 shares held in the Retirement Savings Plan as of December 31, 2008.

(7)
Includes options to purchase 877,718 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days of March 16, 2009 under our equity incentive plans and 8,033 shares held in the Retirement Savings Plan as of December 31, 2008.

Principal Beneficial Owners of Class A Common Stock

The following table shows those shareholders known to us to beneficially own more than 5% of our outstanding shares of Class A Common Stock as of December 31, 2008.

Name and Address of Beneficial Owner	Class A Common Stock Beneficially Owned	Percent of Class
Donald Smith & Co., Inc.	3,117,758(1)	9.75%
152 West 57th Street
New York, New York 10019

Dimensional Fund Advisors, LP	2,674,358(2)	8.37%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

NWQ Investment Management Company, LLC	2,382,427(3)	7.45%
2049 Century Park East, 16th Floor
Los Angeles, California 90067

Mast Capital Management, LLC	1,861,684(4)	5.80%
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116

Barclays Global Investors, NA	1,644,697(5)	5.15%
400 Howard Street
San Francisco, California 94105
_________________________

(1)
Based solely on a Schedule 13G, filed on February 11, 2009, Donald Smith & Co., Inc. (“DS&C”) has sole voting power over 2,749,744 shares of Class A Common Stock and sole dispositive power over 3,117,758 shares of Class A Common Stock.  Due to the dispositive power over the shares of Class A Common Stock, DS&C may be deemed to beneficially own such shares, which are owned by clients of DS&C.

(2)
Based solely on a Schedule 13G, filed on February 9, 2009, Dimensional Fund Advisors LP (“DFA”) has sole voting power over 2,666,758 shares of Class A Common Stock and sole dispositive power over 2,674,358 shares of Class A Common Stock.  Due to the dispositive power over the shares of Class A Common Stock, DFA may be deemed to beneficially own such shares, which are owned by certain investment companies and certain commingled group trusts and separate accounts for which DFA serves as investment advisor or investment manager.  DFA disclaims beneficial ownership of such shares.

(3)
Based solely on a Schedule 13G, filed on February 17, 2009, NWQ Investment Management Company, LLC (“NWQ”) has sole voting power over 2,104,721 shares of Class A Common Stock and sole dispositive power over 2,382,427 shares of Class A Common Stock.  Due to the dispositive power over the shares of Class A Common Stock, NWQ may be deemed to beneficially own such shares, which are owned by clients of NWQ.

(4)
Based solely on a Schedule 13G, filed on February 17, 2009, Mast Capital Management, LLC (“Mast Capital”) has voting and dispositive power over 1,861,684 shares of Class A Common Stock.  The following entities and persons share voting and dispositive power with Mast Capital over the number of shares of Class A Common Stock listed below:

• Mast Credit Opportunities I Master Fund, Ltd.: 1,806,684 (sole);
• Mast OC I Master Fund L.P.:  55,000 (sole);
• Christopher B. Madison: 1,861,684 (shared); 34,000 (sole); and
• David J. Steinberg: 1,861,684 (shared).
Due to the voting and dispositive power over the shares of Class A Common Stock, Mast Capital may be deemed to beneficially own such shares.
(5)
Based solely on a Schedule 13G, filed on February 5, 2009.  Includes 721,695 shares over which Barclays Global Investors, NA has sole voting power and 829,674 shares over which Barclays Global Investors, NA has sole dispositive power.  Includes 815,023 shares over which Barclays Global Fund Advisors has sole voting and dispositive power.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

As of the date of this proxy statement, our Board of Directors consists of ten members and is divided into three classes.  Effective immediately before the 2009 Annual Meeting, our Board of Directors has set the number of directors constituting the full board at nine and has set the size of each class of directors at three.  Each director is elected to serve for a three-year term and until the director’s successor has been duly elected and qualified.  The current three-year terms of our directors expire in the years 2009, 2010 and 2011.

Our Board of Directors has determined that each of our current directors, except for Vincent T. Donnelly, who is an executive officer of the Company, meets the definition of “independent director” under the applicable listing standards of The NASDAQ Global Market and the New York Stock Exchange.

The Board of Directors met 10 times in 2008.  The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy and Operations Committee.  During 2008, each incumbent director other than Mr. Lutenski attended at least 75% of the total number of meetings of the Board of Directors and all committees on which the director served that were held during the periods that he or she served.  The Board of Directors has adopted a policy that all directors make a reasonable effort to attend each annual meeting of shareholders.  At the time of last year’s Annual Meeting, we had twelve directors, all of whom attended the Annual Meeting except Mr. Lutenski.

During 2008, our Board of Directors met five times in executive session without management present.  Our Board’s policy is for the independent directors to meet in executive session at least two times a year.

We have a Business Ethics and Practices Policy that covers all officers and employees and an additional Code of Ethics for the Chief Executive Officer and Senior Financial Officers.  We also have a separate Code of Ethics for Directors.  Copies of our ethics policies can be found on our website at www.pmacapital.com.  Any amendment to or waiver of the provisions of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers must be disclosed on our website at www.pmacapital.com.  There have not been any such amendments or waivers made to the original policy.

The Board of Directors has also implemented a process by which our shareholders can send communications to the Board.  All communications should be sent to PMA Capital Corporation Board of Directors, c/o Corporate Secretary, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.  The Secretary will review the communication and forward it directly to the Chairman of the Board or to any individual director named in such communication, unless the communication is hostile, illegal or otherwise inappropriate, in which case the Secretary has the discretion to discard the communication.  Any communication regarding accounting, internal accounting controls or auditing matters that is submitted to the Secretary will be forwarded to the Chairman of the Audit Committee.  Shareholders may also utilize our AlertLine to anonymously forward complaints to the Board.  Information regarding the AlertLine is available on our website at www.pmacapital.com.

COMMITTEES OF THE BOARD

Audit Committee

Messrs. Burgess, Freeman, Rowell and Schneider are the members of the Audit Committee.  Mr. Burgess is the Chairman.  Each of the members of the Audit Committee is independent as defined in the applicable listing standards of The NASDAQ Global Market and the New York Stock Exchange.  Our Board of Directors has determined that Messrs. Burgess and Schneider meet the Securities and Exchange Commission’s criteria of “audit committee financial experts” based on each of their extensive experience in public accounting, including acting as accounting firm audit partners for many insurance and financial services clients.  The Audit Committee met 11 times in 2008.  The Audit Committee’s charter is available on our website at www.pmacapital.com.  The Audit Committee’s duties, which are included in its written charter, include:

●	Reviewing with management and the independent auditor the audited annual financial statements and the unaudited quarterly financial statements;

●
In consultation with the independent auditor, management and the internal auditor, reviewing the integrity of our financial reporting processes as well as the adequacy of internal controls with respect to those processes;

●	Reviewing any material changes to our accounting principles and practices;

●	Selecting, evaluating and, where appropriate, replacing our independent auditor, and approving the independent auditor’s fees;

●	Reviewing with our independent auditor the written statement regarding their independence; and

●	Pre-approving all audit and permitted non-audit services performed by our independent auditor, which authority may be delegated to one or more Audit Committee members.

Compensation Committee

Messrs. Driscoll, Burgess and Rowell and Ms. Drago are the members of the Compensation Committee.  Mr. Driscoll is the Chairman.  Each of the members of the Compensation Committee is independent as defined in the applicable listing standards of The NASDAQ Global Market and the New York Stock Exchange and is an outside director as defined in Treasury Regulation Section 1.162-27 promulgated under the Internal Revenue Code of 1986.  The Compensation Committee met eight times in 2008.  The Compensation Committee’s charter is available on our website at www.pmacapital.com.  The Compensation Committee’s duties, which are included in its written charter, include:

●	Reviewing and approving the compensation of our executive officers, including our Chief Executive Officer;

●	Reviewing executive management structure and succession planning;

●	Approving the grant of awards under our equity incentive plans;

●	Establishing performance goals for executive officer incentive-based cash compensation and determining whether the performance goals have been met; and

●	Establishing performance goals for awards under our equity incentive plans and confirming the achievement of such goals.

For a description of the processes and procedures for consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” and “Director Compensation,” respectively.  The Compensation Committee has the authority to determine the compensation of the Chief Executive Officer and approve the compensation recommendations of the Chief Executive Officer with respect to the other executive officers.  The Compensation Committee also makes recommendations to the Board of Directors regarding director compensation.  The Compensation Committee may delegate its authority to subcommittees or a committee consisting solely of one or more employees of the Company, in each case to the extent permitted by applicable law.  The Compensation Committee has engaged compensation consultants to perform a competitive compensation analysis of senior management base salary, annual incentive, long-term incentive and total direct compensation.  Towers Perrin last performed this review in September 2008, which included a review of data in both the property and casualty insurance and financial services industries.  Beginning in December 2008, The Hay Group also provided consultative services to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Driscoll, Burgess and Rowell and Ms. Drago were the members of the Compensation Committee during 2008.  None of these individuals has ever been an officer or employee of the Company or had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.  No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of the Company’s Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Messrs. Rollins, Hellauer and Schneider and Ms. Drago are the members of the Nominating and Corporate Governance Committee.  Mr. Rollins is the Chairman.  Each of the members of the Nominating and Corporate Governance Committee is independent as defined in the applicable listing standards of The NASDAQ Global Market and the New York Stock Exchange.  The Nominating and Corporate Governance Committee met five times in 2008.  The Nominating and Corporate Governance Committee’s charter is available on our website at www.pmacapital.com.  The Nominating and Corporate Governance Committee is responsible for, among other things:

●	Nominating candidates to stand for election to the Board of Directors at the Annual Meeting;

●	Recommending candidates to fill vacancies on the Board of Directors between meetings of shareholders;

●	Establishing the criteria and qualifications for directors;

●	Developing and recommending to the Board of Directors corporate governance guidelines;

●	Reviewing the Board’s committee structures and recommending committee members; and

●	Maintaining procedures for shareholder recommendations of nominees to the Board.

The Nominating and Corporate Governance Committee has developed policies and procedures with respect to the minimum qualifications, specific qualifications and skills that director nominees must possess.  This director qualification and nomination policy is available on our website.  Specifically, each nominee must:

●	Have relevant business management, financial, investment and/or professional experience, industry knowledge and strategic planning capabilities;

●	Have a demonstrated history of integrity and ethics in his/her personal and professional life and an established record of professional accomplishment in his/her chosen field;

●	Not have a conflict of interest that impedes the proper performance of the responsibilities of a director;

●	Be prepared to serve on the Board for a period of no less than two three-year terms;

●
Be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s judgment, interfere with or limit his or her ability to do so; and

●	Be willing to make, and be financially capable of making, a reasonable investment in the Company’s stock given his or her financial circumstances.

Additionally, except as approved by the Nominating and Corporate Governance Committee, no nominee may (i) simultaneously serve on the boards of more than three publicly traded companies or (ii) stand for election to the Board after his or her 72nd birthday.  Given his extensive contributions to the Board and in order to provide for appropriate transition planning, the Nominating and Corporate Governance Committee previously agreed to permit Mr. Rowell, who is over the age of 72, to stand for re-election for one additional term, which expires at the 2009 Annual Meeting.  Mr. Rowell is not standing for re-election at the Annual Meeting.

Our directors and management suggest potential nominees to the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee reviews the qualifications of the suggested persons and identifies those that merit further investigation.  The Nominating and Corporate Governance Committee then conducts a review of the candidates, which includes personal interviews and background checks, and recommends nominees to the Board.  The Nominating and Corporate Governance Committee has not previously used a search firm, although it has the authority to do so.  The Nominating and Corporate Governance Committee will consider shareholder suggestions for the nomination of directors if a shareholder is a shareholder of record at the time of giving the notice and is entitled to vote for the election of directors at an annual meeting, and the recommended nominee otherwise meets all criteria and qualifications established for directors.  Although shareholders may suggest nominees at any time, in order for a nomination to be considered for an annual meeting, the nominating shareholder must provide to our Corporate Secretary notice of the nomination no later than the close of business on the 90th day before the date of our proxy statement for the previous year’s annual meeting.  The notice should be sent to PMA Capital Corporation, c/o Corporate Secretary, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.  The notice must provide:

●	The nominee’s full name and current address;

●
All information required to be disclosed in the solicitation of proxies for election of directors, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934;

●	The nominee’s written consent to serve as a director, if elected;

●	The name of the nominating shareholder, and the beneficial owner, if different;

●	The number of shares which are owned of record or beneficially by the nominating shareholder and beneficial owner if different;

●	A description of all arrangements and understandings between the nominating shareholder and any beneficial owner and any other person or persons pursuant to which the nomination is made; and

●
A representation that the nominating shareholder (a) is at the time of giving notice, was or will be on the record date for the annual meeting, and will be on the meeting date a holder of record of shares of the Company entitled to vote at such meeting and (b) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

The Secretary will forward shareholder nominations to the Nominating and Corporate Governance Committee for its review.  The Nominating and Corporate Governance Committee may request to meet with any shareholder nominee.  If the Nominating and Corporate Governance Committee determines that a nominee should be considered as a director, it will recommend the nominee to the Board of Directors.  The Board of Directors may accept or reject the proposed nominee.  Only shareholder recommended nominees are subject to this advance notice requirement.

Strategy and Operations Committee

Messrs. Hellauer, Driscoll, Freeman, Rollins and Lutenski are the members of the Strategy and Operations Committee.  Mr. Hellauer is the Chairman.  Each of the members of the Strategy and Operations Committee is independent as defined in the applicable listing standards of The NASDAQ Global Market and the New York Stock Exchange.  The Strategy and Operations Committee met five times in 2008.  The Strategy and Operations Committee is responsible for, among other things:

●	Overseeing investment policy and guidelines for our operating companies;

●	Reviewing the performance of our investment portfolio and its compliance with the Company’s Investment Policy and Guidelines;

●	Reviewing the annual operational metrics, performance targets, objectives and benchmarks;

●	Reviewing and advising the Board of Directors regarding strategic business issues;

●	Reviewing the implementation of the Company’s business strategy; and

●	Reviewing the Company’s financial performance on a quarterly basis.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

The compensation program of PMA Capital Corporation and its subsidiaries (the “Company”) is designed to attract, retain and motivate competent and experienced executives and employees who will improve the Company’s financial performance and create value for the benefit of the Company and its shareholders.  The Company’s compensation program includes competitive base salaries and benefits, and provides cash and equity-based incentive awards for achievement of Company and individual performance goals.  The Company’s incentive compensation policies are designed to align compensation with the Company’s short- and long-term business objectives and performance and to reward executives and employees for improvement in the performance of the Company and for individual achievement with respect to specific individual objectives.  Through this compensation system, the Company seeks to align the interests of management and shareholders in building the Company’s business and improving the Company’s financial performance.

Methodology

The Compensation Committee reviews its overall philosophy and objectives regarding executive compensation with the Board of Directors, senior management, and executive compensation consultants.  Towers Perrin last performed an analysis of the Company’s executive compensation program in September 2008.  Towers Perrin also provides to the Company employee benefits and compensation consultative services and reinsurance brokerage services.  Towers Perrin has informed the Company of its procedures to avoid conflicts of interest in rendering executive consultative services.  The Compensation Committee has reviewed these procedures and believes that no conflicts of interest exist in the rendering of these services.

Towers Perrin was engaged by, and reported directly to, the Compensation Committee.  At the direction of the Compensation Committee, the Company’s Senior Vice President – Human Resources and Facilities met separately with the Company’s compensation consultants to discuss compensation philosophy and structure and to implement the decisions made by the Compensation Committee.  For 2008, the Compensation Committee charged Towers Perrin with gathering industry data relevant to the Company’s survey of market compensation, assisting in analyzing the market data, making observations regarding the Company’s short-term and long-term incentive plans relative to current market practices and advising the Committee on developing trends and practices in executive compensation that might improve the effectiveness of the Company’s executive compensation program.  Towers Perrin did not make independent recommendations to the Compensation Committee regarding the amount of compensation to be paid to the Named Executive Officers.

In December 2008, the Compensation Committee also engaged the services of The Hay Group, an independent compensation consultant, to perform specific assessments related to the compensation of the Chief Executive Officer and Chief Financial Officer as well as the form and content of the Company’s employment and severance agreements with its Named Executive Officers and the Company’s equity compensation plans.  The Hay Group has no other business relationship with the Company.

In furtherance of the Company’s objectives, the Company’s compensation program for executives consists of the following combination of fixed and variable compensation that gives the Company the flexibility to reward achievement of Company and individual objectives:

●
Base salaries for executives that are reasonably competitive with base salaries paid in the property and casualty insurance and financial services industries for comparable executive positions, taking into consideration each individual’s degree of responsibility, performance and contribution to the achievement of the Company’s objectives.

●
Annual incentive cash bonuses that are awarded to executives based on pre-established, objective performance criteria and that take into account the executive’s individual leadership, strategic management and contribution to the Company’s performance.

●	Long-term equity-based incentives for executives that are based on pre-established, objective performance criteria related to the attainment of longer-term financial objectives.

While the allocation of each Named Executive Officer’s compensation reflects a mix of base salary, short-term incentive compensation and long-term incentive compensation, the Compensation Committee did not use a strict formula to allocate compensation among the fixed and incentive components.  Over the past few years the Compensation Committee has made a deliberate attempt to gradually increase the portion of each Named Executive Officer’s compensation package that is performance-based in an effort to link compensation to the achievement of quantitative and qualitative performance measures.  The following chart shows the targeted allocation of each element of compensation for each Named Executive Officer (other than Mr. Kibblehouse) based on the target payouts for short-term and long-term incentive compensation for 2008:

	2008 Target Compensation
		Performance Based
Name	Base Salary	Annual Cash Incentive Awards	Long-term Incentive Awards
Mr. Donnelly	41%	18%	41%
Mr. Hitselberger	51%	17%	32%
Mr. Ciofani	62%	16%	22%
Mr. Santulli	62%	16%	22%

The amount, form and terms of the compensation of the Chief Executive Officer are determined by the Compensation Committee.  The amount, form and terms of the compensation of all other Named Executive Officers are determined by the Compensation Committee, in consultation with the Chief Executive Officer.  The Compensation Committee invites the Chief Executive Officer to attend portions of its meetings for the purpose of providing input on the compensation for the other Named Executive Officers.  The Chief Executive Officer recommends the amount of compensation to be paid to the Named Executive Officers, including target awards under the Company’s short- and long-term incentive plans.  In addition, the Chief Executive Officer makes recommendations regarding performance measures and performance targets for the Compensation Committee’s consideration.  These recommendations are then considered by the Compensation Committee in light of evaluations of each Named Executive Officer’s performance and the compensation studies presented by its compensation consultant.

The Compensation Committee has full authority and discretion in setting the compensation of the Named Executive Officers.  However, the Company’s 2007 Omnibus Incentive Compensation Plan prohibits the Compensation Committee from using its discretion to increase the amount payable to a Named Executive Officer pursuant to a performance award granted under the plan that was intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

The Board of Directors, with the guidance of the Chairman of the Board, conducts an annual evaluation of the Chief Executive Officer’s performance and the Chief Executive Officer conducts annual evaluations of the performance of all other Named Executive Officers.  In determining the amount, form and terms of the compensation of the Chief Executive Officer, and all other Named Executive Officers, the Compensation Committee considers such evaluations.  The Compensation Committee considers and determines each compensation component separately and all components collectively in an effort to ensure that the Named Executive Officers are fairly compensated and challenged to meet pre-defined objectives.  The Compensation Committee also strives to compensate Named Executive Officers on an equitable basis taking into consideration each individual’s degree of responsibility and contribution to the achievement of the Company’s overall objectives.  The Compensation Committee has not historically considered prior compensation or amounts realized from prior equity awards when setting compensation, as they do not materially affect the individual’s total compensation relative to market comparisons.

The Compensation Committee also generally reviews the Company’s compensation structure for all Named Executive Officers on the basis of comparability to and competitiveness with the property and casualty insurance industry and the broader financial services industry through the benchmarking process described below.  See “Benchmarking.”

The Company also provides health and welfare benefits to its Named Executive Officers, including medical, dental and life insurance coverage, long-term disability and holidays and vacations, and maintains the PMA Capital Corporation Retirement Savings Plan and the PMA Capital Corporation Retirement Savings Excess Plan.  The Company does not offer any perquisites or personal benefits to the Named Executive Officers that have an aggregate value of $10,000 or more.

Eligible executives, including Vincent T. Donnelly, William E. Hitselberger, John Santulli, III and Anthony J. Ciofani, are entitled to benefits under the PMA Capital Corporation Pension Plan and the PMA Capital Corporation Supplemental Executive Retirement Plan, which were frozen effective December 31, 2005.  Messrs. Donnelly, Hitselberger and Ciofani are entitled to benefits under the PMA Capital Corporation Executive Management Pension Plan.  See “Post-Termination Arrangements” for a description of these plans.

In addition, the Company has entered into employment agreements with Messrs. Donnelly and Hitselberger because the Compensation Committee believes that they provide the necessary skills and leadership that are required for the stability and long-term growth of the Company.  The employment agreements were set to expire in March 2009.  On March 13, 2009 the employment agreements were amended and restated.  The term of Mr. Donnelly’s employment agreement was extended until March 2012 and the term of Mr. Hitselberger’s employment agreement was extended until September 2011.  The Company has also entered into severance agreements with Messrs. Ciofani, Kibblehouse and Santulli as part of its efforts to hire and retain highly qualified executives.  The Company believes that severance arrangements with these executive officers will benefit the Company by providing stability to the executives and helping them to focus on executing the Company’s business plan.  See “Employment and Severance Agreements” for descriptions of the agreements.

Benchmarking

In determining total direct compensation (base salary, annual cash bonus and equity awards) and the balance between the different components of total direct compensation, the Compensation Committee and management, with the assistance of Towers Perrin, reviewed the following sources, which include data regarding the compensation paid by others in the property and casualty insurance industry and the broader financial services industry:

●	Property Casualty Insurers Association of America’s (PCIAA) 2008 Executive Compensation Survey;

●	Watson Wyatt Data Services’ 2007/2008 Survey of Management Compensation in the Insurance Industry – Report in Property & Casualty Positions; and

●	Towers Perrin’s 2008 Financial Services Industry Executive Compensation Database and General Industry Executive Database.

In addition, data for the following peer companies (the “Peer Companies”) were considered: AmTrust Financial Services Inc., CNA Surety Corp., Eastern Insurance Holdings Inc., EMC Insurance Group Inc., Employers Holdings Inc., Erie Indemnity Company, Harleysville Group Inc., Hilltop Holdings Inc., Infinity Property and Casualty Corp., LandAmerica Financial Group Inc., Meadowbrook Insurance Group Inc., Philadelphia Consolidated Holding Corp., RLI Corp., Safety Insurance Group Inc., SeaBright Insurance Holdings Inc., State Auto Financial Corp., Stewart Information Services Corporation, Tower Group, Inc., United Fire & Casualty Co., and Zenith National Insurance Corp.  The Peer Companies were selected based on their industry profiles and the nature of their operations in relation to the Company.  The Compensation Committee, in consultation with its compensation consultants and management, periodically assesses the relevancy of the Peer Companies and makes changes where appropriate.  The Company compares each executive’s aggregate compensation to the aggregate compensation paid by companies in the property and casualty insurance and financial services industries and the Peer Companies for comparable executive positions to review the competitiveness of its pay program and analyze whether it fairly compensates executives for achieving pre-established objectives.

Base Salary

In determining base salaries, the Compensation Committee considers each Named Executive Officer’s value to the Company, experience in the industry and/or functional expertise and performance with the Company.  The Compensation Committee also considers the base salary levels in effect for comparable executive officer positions in the property and casualty insurance and financial services industries and the Peer Companies.  With respect to the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee also considers the recommendations of the Chief Executive Officer.  Information regarding the base salaries earned by each of the Named Executive Officers in 2008 is set forth in the 2006-2008 Summary Compensation Table and discussed under “Compensation of Named Executive Officers.”

Incentive Plans

In February 2008, the Compensation Committee approved the 2008 Officer Annual Incentive Compensation Plan, a short-term incentive program for the Company’s executives, other than Messrs. Donnelly and Hitselberger, who have different arrangements specified in their employment agreements.  The 2008 Officer Annual Incentive Compensation Plan was designed to reward participating executives for Company and individual performance.  The 2008 Officer Annual Incentive Compensation Plan provided for an aggregate cash incentive award to the Named Executive Officers targeted at 25% of their base salaries. The Company accrues funding for the plan, and creates a “pool” for distribution to participants based on performance related to specified company objectives.  The objectives are based on:

Performance Measure	Definition	Why we use it

Pre-tax operating income	Pre-tax net income, excluding realized investment gains or losses and the results of discontinued operations	Assess core operating performance

Direct premiums written	The amount we charge for the policies that we underwrite, excluding fronting arrangements	Assess insurance segment production and growth

Service revenue written	The annual amounts that we expect to charge for our fee-based service contracts, excluding acquisitions	Assess fee-based production and growth

Underwriting expense ratio	Underwriting expenses divided by net premiums earned	Assess efficiency of insurance segment operations

Individual awards, which can range from 0% to 150% of their target percentage award, are determined on the basis of individual performance relative to specific personal objectives and the amount of the earned pool.

Pursuant to the terms of their employment agreements, the annual incentive compensation for the Chief Executive Officer and the Chief Financial Officer for the year ended December 31, 2008 ranged from 0% to 55% (with a target of 45%) and 0% to 40% (with a target of 35%) of base salary, respectively, based upon achievement of specific financial results of PMA Capital that are consistent with the 2008 Officer Annual Incentive Compensation Plan financial objectives and personal objectives related to their positions.  For a description of these objectives, see “Compensation of Named Executive Officers.”

In February 2008, the Compensation Committee approved the 2008 Officer Long Term Incentive Plan pursuant to which, if after-tax return on equity of PMA Capital Corporation’s ongoing operations for the year ended December 31, 2010 is within a specific range, Class A Common Stock will be awarded in 2011 to the Company’s executives, other than Messrs. Donnelly and Hitselberger.  Under the 2008 Officer Long Term Incentive Plan, the target amount for Messrs. Kibblehouse, Santulli and Ciofani was 35% of base salary.  Messrs. Donnelly and Hitselberger do not participate in the 2008 Officer Long Term Incentive Plan.  Pursuant to the terms of their employment agreements, the targets for long-term incentive compensation to be paid in Class A Common Stock in March 2011 to the Chief Executive Officer and Chief Financial Officer were 100% (with a maximum of 120%) and 65% (with a maximum of 78%) of base salary, respectively, if the Company’s after-tax return on equity is within a specific range.

The Compensation Committee believes that three years is an appropriate time period for the long-term compensation incentives described above based upon the nature of the Company’s insurance business and because it is tied to the time period covered by the Company’s strategic planning process.  The Compensation Committee also believes that after-tax return on equity is an appropriate metric for long-term equity incentives because it reflects the return on the capital invested in our business.

All of the short- and long-term incentive plan objectives contained in the incentive plans require improvements in the Company’s recent operating results.  The Compensation Committee believes that these objectives are challenging but achievable.

In March 2009, the Compensation Committee approved the 2009 Officer Annual Incentive Compensation Plan and the 2009 Officer Long Term Incentive Plan and established financial and individual objectives for the annual incentive and long-term incentive arrangements under the employment agreements with Messrs. Donnelly and Hitselberger that are consistent with the annual and long-term strategic plan of the Company.  These plans and arrangements are similar to the 2006, 2007 and 2008 plans and arrangements in that they provide an opportunity for cash bonuses in March 2010 and stock awards in 2012.  The Company does not have a policy that requires the adjustment or recovery of awards or payments in the event that performance measures are required to be adjusted or restated after an award or payment is made.

Information regarding cash incentive bonuses and stock paid or awarded to each of the Named Executive Officers in 2008 is set forth in the 2006-2008 Summary Compensation Table and the table under “2008 Grants of Plan-Based Awards.”

Cash Incentive Bonus

In March 2009, the Compensation Committee reviewed and assessed the achievement of the performance objectives set for the Named Executive Officers, which took into consideration Mr. Donnelly’s assessment of the performance of Messrs. Hitselberger, Santulli and Ciofani.  A determination was made as to what portion of the objectives had been achieved by each of them.  The incentive cash bonuses paid to each of Messrs. Donnelly, Hitselberger, Santulli and Ciofani are set forth in the 2006-2008 Summary Compensation Table and described under “Compensation of Named Executive Officers.”  Upon his hire, the bonus target for Mr. Kibblehouse was set at a dollar value, as set forth in the 2006-2008 Summary Compensation Table.

Cash bonuses attributable to 2008 performance were paid in March 2009, pursuant to the 2008 Officer Annual Incentive Compensation Plan and employment agreements with the Named Executive Officers.

Equity Awards

The Compensation Committee administers the Company’s equity incentive plans.  Equity awards earned by Messrs. Donnelly and Hitselberger were distributed on March 13, 2009, pursuant to the achievement of certain predetermined goals, and in accordance with the terms of their individual employment agreements.  Equity awards were also earned by Messrs. Santulli and Ciofani under the terms of the 2006 Officer Long Term Incentive Plan, and were distributed on March 13, 2009.  No equity awards will be made in connection with the 2007, 2008 and 2009 Officer Long Term Incentive Plans until 2010, 2011 and 2012.

The Compensation Committee believes that executives should own stock of the Company to align their interests with those of the Company’s shareholders.  Grants of stock, stock options, restricted stock and/or other equity awards provide this opportunity and also add an additional long-term incentive to executives and other key employees to further the Company’s growth, development and financial success.  The Compensation Committee has a policy of considering on an annual basis the extent to which grants under the Company’s equity incentive plans should be a component of the incentive compensation of the Company’s executives.  For 2008, the Compensation Committee decided not to issue stock options as part of its incentive programs, based upon its judgment that a combination of cash and other equity awards was a more effective approach to achieve the purposes of the 2008 incentive plans.

All equity awards must be made pursuant to and consistent with the terms of a shareholder approved equity plan.  The Compensation Committee has the exclusive authority to grant awards to the Named Executive Officers and may also grant awards to others.  Grants for Named Executive Officers other than the Chief Executive Officer are generally based on recommendations by the Chief Executive Officer.  In no event may the date of grant of an award by the Compensation Committee be prior to the date of the Compensation Committee’s approval.

At the time of the award, the Compensation Committee establishes the material terms of the award, including, but not limited to: the number of shares subject to the award; the vesting schedule of the award, if any; in the case of an option grant, whether the award is intended to qualify as an Incentive Stock Option; and in the case of an option grant, the exercise price of the award (collectively, the “Material Award Terms”).

The Compensation Committee may also approve a number, or pool, of shares that the Chief Executive Officer has the authority to grant to non-Named Executive Officers.  The Chief Executive Officer will clearly indicate the date on which an award is being granted.  In no event may the date of grant of an award by the Chief Executive Officer be prior to the date of the Chief Executive Officer’s approval and transmittal of written notice of the grant to the Chief Financial Officer and the General Counsel.  The Material Award Terms are determined at the time the award is made.

In the event of a grant of an award to a new hire, the grant date will not be earlier than the employment commencement date.  In the event of a grant of an award pursuant to the renewal of a contract, the grant date will be the later of the effective date of the renewal or the date of the signing of the contract by both parties.  In the event of a grant of an award pursuant to a promotion, the date of the grant will be the later of the date the employee is notified of the promotion or the effective date of the promotion.

In making grants, the Compensation Committee considers the number of shares of Class A Common Stock available for grant under the Company’s equity incentive plans.  In evaluating the amount and vesting schedule of equity awards to the executives, the Compensation Committee also considers the need to provide long-term compensation opportunities to such executives.

The Compensation Committee generally grants awards to Named Executive Officers under the Company’s long-term incentive plan in March of each year.  Given the timing of the awards, it is possible that the Company could be in possession of material non-public information at the time that those grants are made.  The Company believes that the impact of the release of material non-public information is unlikely to be significant given the long-term nature of the awards and the setting of the dollar amounts of the awards three years prior to payout.  The long-term incentive plan requires that all payouts under the plan are made before March 15 of the year in which they are paid.

Stock Ownership Guidelines

Beginning in 2006, employees at or above the Senior Vice President level became subject to stock retention and ownership requirements.  Under these requirements, during his or her employment, each such employed executive must retain 50% of any equity award received pursuant to the 2006 Long Term Officer Incentive Plan in 2009, and subsequent incentive plans in later years, including but not limited to awards of stock options and restricted stock, until his or her equity in the Company is equal to his or her annual base salary.  It is expected that each covered executive will meet the stock ownership level by no later than March 15, 2014.  Compliance with the requirements will be measured on January 1 of each year, using the executive’s base salary and holdings on that day and the closing stock price on the previous business day.  All stock, stock options, restricted stock and other equity held by an executive, including stock held in thrift/savings plan accounts such as the Company’s 401(k) plan, will be included in determining compliance with the stock ownership requirement.  Stock options will be valued based on the difference between the exercise price of the option and the closing stock price on the business day prior to the measurement date.  If the exercise price is higher than the closing stock price, the value of the option will be zero.  Messrs. Donnelly and Hitselberger must also obtain approval of the Nominating and Corporate Governance Committee of the Board of Directors prior to disposing of any shares of Company stock during their employment.  Failure to comply with the stock retention and ownership guidelines will result in all future incentive compensation that the executive earns being paid in stock until the requirements are met.

In addition, under the Company’s Insider Trading Policy, no director, officer or employee may engage in speculation in or hedge any security issued by the Company or any of its subsidiaries or affiliates or any security that derives its value from the value of a security issued by the Company or any of its subsidiaries or affiliates.  Writing or trading any option, put or call on, or selling “short” such securities is deemed speculative and is prohibited.

Compensation of Named Executive Officers

Vincent T. Donnelly - President & Chief Executive Officer

In evaluating Mr. Donnelly’s base salary for 2008, the Compensation Committee considered a variety of factors, including his long-term contributions to the Company, his strategic leadership, his relationships with the Company’s customers and distribution force and his stature in the insurance industry.  The Compensation Committee also reviewed the survey data described above on base salaries in the property and casualty insurance industry, the broader financial services industry and the Peer Companies for chief executive officers and the percentage relationship between base salary and short- and long-term incentive compensation.  Based upon all of these factors, the Compensation Committee determined that Mr. Donnelly’s annual base salary should be $715,000.

In evaluating Mr. Donnelly’s non-equity incentive compensation for the year ended December 31, 2008, the Compensation Committee reviewed the performance goals set in March 2008, which included the attainment of a combination of certain quantitative financial measures, including with respect to the revenues, after-tax operating income of the Company, and other specified objectives.  Based upon Mr. Donnelly’s performance with respect to these performance goals, the Compensation Committee awarded him a cash bonus of $185,972, or 26% of base salary.  Based on the survey data described above, the Company believes that the total cash compensation paid to Mr. Donnelly for 2008 was competitive with that paid to chief executive officers by the Peer Companies.

William E. Hitselberger - Executive Vice President & Chief Financial Officer

In evaluating Mr. Hitselberger’s base salary for 2008, the Compensation Committee, in consultation with the Chief Executive Officer, considered a variety of factors, including his skills, experience and leadership as a Chief Financial Officer and his performance in overseeing the Run-off Operations.  The Compensation Committee and the Chief Executive Officer also reviewed the survey data described above on base salaries in the property and casualty insurance industry, the broader financial services industry and the Peer Companies for chief financial officers and second highest paid executives and the percentage relationship between base salary and short- and long-term incentive compensation.  Based upon all of these factors, the Compensation Committee determined that Mr. Hitselberger’s annual base salary should be $445,000.

In evaluating Mr. Hitselberger’s non-equity incentive compensation for the year ended December 31, 2008, the Compensation Committee reviewed the performance goals set in March 2008, which included the attainment of a combination of certain quantitative financial measures, including the Company’s after-tax operating income and the disposition of the Run-off Operations, as well as the attainment of specified individual performance objectives, including capital planning, succession planning and investor relations.  Based upon Mr. Hitselberger’s performance with respect to these performance goals, the Compensation Committee awarded him a cash bonus of $95,475, or 21% of base salary.  Based on the survey data described above, the Company believes that the total cash compensation paid to Mr. Hitselberger for 2008 was competitive with that paid to chief financial officers and second highest paid executives by the Peer Companies.

John Santulli, III - Executive Vice President, Risk Services and Sales

In evaluating Mr. Santulli’s base salary for 2008, the Company considered a variety of factors, including his leadership role in marketing the Company’s insurance business, maintaining relationships with the Company’s distribution network, retention of customers, new business development and the performance of the Company’s fee based business (other than Midlands).  The Company also reviewed the base salaries in the property and casualty insurance and financial services industries for executives in similar positions and the percentage relationship between base salary and short- and long-term incentive compensation.  Based upon all of these factors, it was decided that Mr. Santulli’s annual base salary should be $270,000.

In evaluating Mr. Santulli’s non-equity incentive compensation for the year ended December 31, 2008, the Chief Executive Officer reviewed the performance goals set in March 2008, which included among other things, the attainment of certain pre-tax operating income by The PMA Insurance Group, direct premiums written, service revenue written and underwriting expense ratio, as well as the attainment of specified individual performance objectives related to growth in certain fee based profits and revenues, distribution management, loss management and acquisition integration. Based upon Mr. Santulli’s performance in light of these performance goals, the Company awarded him a cash bonus of $50,100, or 19% of base salary.  Based on the survey data described above, the Company believes that the aggregate compensation paid to Mr. Santulli for 2008 was competitive with that paid to executives in similar positions in the property and casualty insurance and financial services industries.

Anthony J. Ciofani - Executive Vice President & Chief Underwriting Officer

In evaluating Mr. Ciofani’s base salary for 2008, the Company considered a variety of factors, including his leadership role in underwriting the Company’s insurance business, retention of customers and new business development.  The Company also reviewed the base salaries in the property and casualty insurance and financial services industries for executives in similar positions and the percentage relationship between base salary and short- and long-term incentive compensation.  Based upon all of these factors, it was decided that Mr. Ciofani’s annual base salary should be $270,000.

In evaluating Mr. Ciofani’s non-equity incentive compensation for the year ended December 31, 2008, the Chief Executive Officer reviewed the performance goals set in March 2008, which included among other things, the attainment of certain pre-tax operating income by The PMA Insurance Group, direct premiums written, service revenue written and underwriting expense ratio, as well as the attainment of specified individual performance objectives related to underwriting discipline, diversification of insurance based revenue sources and geographic growth.  Based upon Mr. Ciofani’s performance in light of these performance goals, the Company awarded him a cash bonus of $47,800, or 18% of base salary.  Based on the survey data described above, the Company believes that the aggregate compensation paid to Mr. Ciofani for 2008 was competitive with that paid to executives in similar positions in the property and casualty insurance and financial services industries.

Stephen L. Kibblehouse - Executive Vice President and General Counsel

In June 2008, Mr. Kibblehouse was hired as Executive Vice President and General Counsel.  The base salary offered to Mr. Kibblehouse, as approved by the Compensation Committee, was $350,000.

As part of his offer of employment, Mr. Kibblehouse was granted 5,000 shares of PMA Capital Corporation restricted stock, which vests over a two year period.  In addition, Mr. Kibblehouse’s annual award was targeted at a minimum of $87,500, based upon his achievement of certain predetermined goals, including the restructuring of the legal function of both the holding company and the insurance company.  Based on the survey data described above, the Company believes that the aggregate compensation paid to Mr. Kibblehouse for 2008 was competitive with that paid to executives in similar positions in the property and casualty insurance and financial services industries.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction to public companies for compensation of over $1 million paid to a company’s chief executive officer and the four most highly compensated executives other than the chief executive officer.  However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.  We have and currently intend to structure incentive compensation to executives who may be subject to Section 162(m) in a manner that satisfies those requirements.  However, because of uncertainties as to the application and interpretation of Section 162(m) and its regulations, no assurance can be given that compensation intended to qualify as performance-based under Section 162(m) will actually do so.  Further, we reserve the authority to award non-deductible compensation in certain circumstances that we deem appropriate.

Section 409A, which was added to the Code effective January 1, 2005, imposes restrictions on nonqualified deferred compensation plans.  We believe that the Company’s nonqualified deferred compensation plans operated in substantial good faith compliance with Section 409A, in accordance with the statute and applicable guidance.  As required by Section 409A, the Company amended all plan documents to bring the plans into full documentary compliance with Section 409A and the final regulations prior to January 1, 2009.

The Company’s nonqualified deferred compensation plans are described in more detail below.

On January 1, 2006, the Company began accounting for all share-based payments to employees, including stock options and restricted stock awards, in accordance with the requirements under Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123R”).

Post-Termination Arrangements

The Company provides the post-termination benefits described below as part of its overall compensation program.  In general, for retirement programs, the Company decided to move from defined benefit plans to defined contribution plans as of January 1, 2006 and all retirement plans were amended accordingly as of that date.

PMA Capital Corporation Pension Plan

The PMA Capital Corporation Pension Plan is a qualified defined benefit pension plan.  This plan was frozen as of December 31, 2005.  Therefore, no future benefits are earned under the plan after that date.  The benefits earned prior to January 1, 2006 are protected in accordance with applicable laws and regulations.  The accrued benefit under this plan is an integrated career pay formula.  In general, for each year of service prior to January 1, 2006, the participant earned 1.5% of compensation plus 0.3% of compensation in excess of Social Security Covered Compensation.  Benefits vest after 5 years.  Benefits are paid at retirement as an annuity.  Participants can retire with a subsidized reduced early retirement benefit at age 55 with 10 years of service or with an unreduced benefit at age 62 with 10 years of service or at normal retirement, age 65.

PMA Capital Corporation Supplemental Executive Retirement Plan

The PMA Capital Corporation Supplemental Executive Retirement Plan is a nonqualified defined benefit plan that mirrors the PMA Capital Corporation Pension Plan.  It is designed to replace the benefits that could not be provided under the qualified pension plan due to IRS limitations on compensation and benefits and due to elective deferrals under the PMA Capital Corporation Deferred Compensation Plan or PMA Capital Corporation 401(k) Excess Plan.  This plan was frozen as of December 31, 2005.  Therefore, no future accruals are earned under the plan after that date.  All plan provisions, including benefit formulas, retirement eligibilities and optional forms of benefit, are identical to the PMA Capital Corporation Pension Plan.

PMA Capital Corporation Executive Management Pension Plan (“EMPP”)

The EMPP is a nonqualified retirement arrangement that was designed to provide additional accruals to mid-career executive hires who will not have 25 years of service by age 60.  There are no new participants in this plan after December 31, 2005.  As of January 1, 2006, future accruals will be earned in an account-based defined contribution plan instead of the original defined benefit EMPP.  Benefits earned on and after January 1, 2006 are based on the same contribution percentages as the retirement contribution component of the qualified PMA Capital Corporation Retirement Savings Plan (including contribution percentages for grandfathered employees) and the pay rate at the executive’s date of hire.  Benefits earned prior to January 1, 2006 are based on the same formula as the PMA Capital Corporation Pension Plan and the pay rate at the executive’s date of hire.  Since the plan is designed to provide extra accruals for mid-career executive hires, once the sum of the service under the PMA Capital Corporation Pension Plan and the PMA Capital Corporation Retirement Savings Plan and the EMPP exceeds 25 years, EMPP accruals are reduced.  The executive’s benefit under the EMPP is eliminated once the executive has 25 years of service from date of hire.  The plan is not funded.  Executives can direct the investment options for the contribution credits earned on or after January 1, 2006.  The executive is vested in the EMPP benefit upon attainment of age 55 with 10 years of service or with an unreduced benefit at age 62 with 10 years of service or at normal retirement, age 65.

PMA Capital Corporation Retirement Savings Plan (“RSP”)

The RSP is a qualified defined contribution plan that has two key components: (a) a 401(k) savings component with an employer match and (b) an automatic employer contribution component.  The 401(k) savings component allows employees to defer compensation on a pre-tax basis.  The Company provides a matching contribution of 100% up to the first 5% of compensation contributed by the employee.  The automatic employer contribution component provides a Company contribution regardless of whether the employee elects to contribute his or her own money.  This component was effective January 1, 2006 upon the changes to the defined benefit pension plans.  In general, the Company contribution is a percentage of pay based on the employee’s age each year (2% for employees under 30, 3% for employees age 30-44, 4% for employees age 45-54 and 5% for employees age 55 and older).  However, all employees who were at least age 50 with 5 or more years of service as of December 31, 2005 were designated as grandfathered employees.  Grandfathered employees receive a higher Company contribution to help replace some of the benefit lost at the time of the pension plan freeze.  The Company contributions are also based on the grandfathered employee’s age each year (6% for ages 50-54, 8% for ages 55-59 and 10% for ages 60 or older).  Employees must complete one year of service to be eligible to participate in the RSP.  For years prior to and including 2006, Company contributions vested after five years.  For years after 2006, a five-year graduated vesting schedule is in place.

PMA Capital Corporation Retirement Savings Excess Plan (“RSEP”)

The RSEP is a nonqualified defined contribution plan with contribution formulas that mirror the RSP.  Just like the RSP, which is a qualified plan, the RSEP consists of two components – the 401(k) Excess Savings account and the Excess Retirement Contribution account.  The RSEP is designed to replace benefits that cannot be provided in the qualified RSP primarily due to:  IRS limitations on pay that can be recognized in a qualified plan (i.e., $230,000 for 2008); and IRS limitations on pre-tax elective deferrals to a qualified 401(k) plan (i.e., $15,500 for 2008).  In general, the key provisions of the RSEP are identical to the key provisions of the qualified RSP except that Company 401(k) contribution credits are immediately vested.

PMA Capital Corporation Deferred Compensation Plan

The PMA Capital Corporation Deferred Compensation Plan was terminated in 2005.  All deferred compensation balances that still existed upon the plan’s termination were paid out to the respective officers prior to the end of 2008.

Employment and Severance Agreements

In addition, the Company has entered into employment and severance agreements with its executive officers which provide severance benefits.  See “Employment and Severance Agreements” for a discussion of these agreements.  Severance benefits under the employment and severance agreements are in lieu of and not in addition to any severance pay or benefits that would otherwise be payable to these executive officers under the Severance Plan or any other severance plan or policy of the Company.

The Compensation Committee evaluates the post-service arrangements and benefits of the executives and their reasonableness in light of practices at comparable companies and any benefits received by the Company in connection with such arrangements.

The severance agreements provide benefits to Messrs. Ciofani, Kibblehouse and Santulli in the event that a change in control of the Company occurs and the Named Executive Officer’s employment is terminated without cause or for good reason.  The Compensation Committee believes that these arrangements will benefit the Company in the event of an actual or potential change in control by encouraging the Named Executive Officers to remain in the employment of the Company provided that there is no material change in the terms and conditions of the Named Executive Officer’s employment.

The employment agreements for Messrs. Donnelly and Hitselberger entitle them to, among other things, a payment equal to a multiple of their base salary in the event that they voluntarily resign from their employment between 12 and 14 months following a change in control.  The Compensation Committee determined that such a payment was appropriate in light of each executive’s long history of service to the Company.  The Compensation Committee believes that the potential for the payment will provide a strong incentive to the executive to continue serving the Company for a meaningful amount of time following any change in control transaction because the payment is conditioned on service for a minimum of one year following a change in control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

J. Gregory Driscoll (Chair)
Peter S. Burgess
Patricia A. Drago
L. J. Rowell, Jr.

2006-2008 SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)

Vincent T. Donnelly	2008	715,000	-	364,117	-	185,972	36,115	(5)	98,473	1,399,677
President and Chief Executive Officer	2007	696,250	-	320,366	22,490	212,692	-	(5)	97,669	1,349,467
	2006	685,077	-	333,897	208,471	313,605	-	(5)	80,927	1,621,977

William E. Hitselberger	2008	440,000	-	141,512	-	95,475	21,309	(6)	44,906	743,202
Executive Vice President and Chief Financial Officer	2007	425,000	-	144,099	8,547	81,812	-	(6)	45,082	704,540
	2006	425,000	-	194,194	80,350	116,875	7,820	(6)	32,400	856,639

John Santulli, III	2008	270,000	-	75,037	-	50,100	28,966	(7)	31,913	456,016
Executive Vice President, Risk Services and Sales	2007	261,667	-	34,895	2,331	38,200	-	(7)	31,094	368,187
	2006	260,000	-	30,134	16,484	33,000	6,304	(7)	28,713	374,635

Anthony J. Ciofani	2008	270,000	-	57,158	-	47,800	15,160	(8)	26,513	416,631
Executive Vice President and Chief Underwriting Officer, The PMA Insurance Group	2007	236,458	-	47,546	1,223	45,500	-	(8)	23,592	354,319

Stephen L. Kibblehouse	2008	168,494	35,000	30,198	-	87,500	-		217,087	538,279
Executive Vice President and General Counsel

(1)
The amounts reported for Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123R, and include amounts from restricted stock awards granted in 2008, 2007 and 2006 and estimated amounts related to the 2008, 2007 and 2006 Officer Long Term Incentive Plans.  Estimated Officer Long Term Incentive Plan amounts included in 2008, 2007 and 2006 were as follows:  Mr. Donnelly, $364,117, $276,000 and $138,000; Mr. Hitselberger, $141,512, $110,500 and $55,250; and Mr. Santulli, $75,037, $31,200 and $15,600.  The estimated Officer Long Term Incentive Plan amount included in 2008 and 2007 was $51,838 and $23,910 for Mr. Ciofani. The estimated Officer Long Term Incentive Plan amount included in 2008 was $12,787 for Mr. Kibblehouse.  Additional information regarding restricted stock awards and the Officer Long Term Incentive Plans is included in Note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, which is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)
The amounts reported for Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123R, and include amounts from awards granted in 2003 and 2005.  Assumptions used in these calculations for awards granted in 2003 and 2005 are included in Note 9 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005, which is included in the Company’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)
Represents actual payments to Messrs. Donnelly and Hitselberger made in March 2009, 2008 and 2007 under the performance plans set forth in their employment agreements and actual payments to the other named executive officers under the 2008, 2007 and 2006 Officer Annual Incentive Compensation Plans.

(4)	The following table sets forth the elements of All Other Compensation in 2008.

Name	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($) (a)	Relocation Expenses ($)	Tax Gross Ups ($)	Total ($)
Vincent T. Donnelly	5,523	92,950	-	-	98,473

William E. Hitselberger	5,306	39,600	-	-	44,906

John Santulli, III	2,213	29,700	-	-	31,913

Anthony J. Ciofani	2,213	24,300	-	-	26,513

Stephen L. Kibblehouse	1,132	7,292	123,988	84,675	217,087

(a)
Includes contributions to both nonqualified retirement and savings plans (included in the table under “2008 Nonqualified Deferred Compensation”) and contributions to qualified retirement and savings plans.

(5)
The actuarial valuation of Mr. Donnelly’s pension increased by $36,115 during 2008 and decreased by $31,545 and $4,720 during 2007 and 2006, respectively.  The 2007 and 2006 decreases were excluded from these calculations.

(6)
The actuarial valuation of Mr. Hitselberger’s pension increased by $21,309 and $7,820 during 2008 and 2006, respectively.  The actuarial valuation of Mr. Hitselberger’s pension decreased by $6,260 during 2007, which was excluded from these calculations.

(7)
The actuarial valuation of Mr. Santulli’s pension increased by $28,966 and $6,304 during 2008 and 2006, respectively.  The actuarial valuation of Mr. Santulli’s pension decreased by $8,918 during 2007, which was excluded from these calculations.

(8)	The actuarial valuation of Mr. Ciofani’s pension increased by $15,160 and decreased by $744 during 2008 and 2007, respectively. The 2007 decrease was excluded from these calculations.

For an explanation of the amount of salary and bonus in proportion to total compensation, see “Compensation Discussion and Analysis.”

2008 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of awards to named executive officers in 2008 under any plan pursuant to which cash, securities or any other property may be received.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Awards ($) (3)
Vincent T. Donnelly	3/15/2008	2/8/2008	160,875	321,750	386,100	-	-	-	-	-
	3/15/2008	2/8/2008	-	-	-	357,500	715,000	858,000	-	414,000

William E. Hitselberger	3/15/2008	2/8/2008	74,375	148,750	170,000	-	-	-	-	-
	3/15/2008	2/8/2008	-	-	-	138,125	276,250	331,500	-	165,750

John Santulli, III	3/15/2008	2/8/2008	33,750	67,500	89,522	-	-	-	-	-
	3/15/2008	2/8/2008	-	-	-	47,250	94,500	113,400	-	56,700

Anthony J. Ciofani	3/15/2008	2/8/2008	33,750	67,500	89,522	-	-	-	-	-
	3/15/2008	2/8/2008	-	-	-	47,250	94,500	113,400	-	56,700

Stephen L. Kibblehouse	6/30/2008	6/30/2008	-	-	-	31,967	63,933	76,720	-	38,360
	6/30/2008	6/30/2008	-	-	-	-	-	-	5,000	46,050

(1)
The Estimated Future Payouts shown represent threshold, target and maximum payout potentials.  The actual payouts were made in March 2009 and appear in the Non-Equity Incentive Plan Compensation column of the 2006-2008 Summary Compensation Table.

(2)
In February 2008, the Compensation Committee of the Board of Directors granted long-term incentive compensation awards payable in the event the Company achieves a certain return-on-equity goal in 2010.  The Estimated Future Payouts shown represent threshold, target and maximum payout potential of the awards.  In the event the Company meets or exceeds the performance criteria, awards will be paid in shares of the Company’s Class A Common Stock.  These long-term awards are not guaranteed; no payments will be made unless the return-on-equity goal is achieved at the end of the measurement period.  The actual number of shares of Class A Common Stock will be determined by dividing the payout by the closing sales price of the Company’s Class A Common Stock on the date of payment.

(3)
The amounts reported for Grant Date Fair Value of Stock and Option Awards reflect the dollar amount calculated in accordance with FAS 123R for restricted stock granted in 2008 and estimated amounts related to the 2008 long-term incentive compensation awards.  Additional information regarding restricted stock awards and the 2008 long-term incentive compensation awards is included in Note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, which is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For a description of the material terms of employment agreements with the named executive officers, see “Employment and Severance Agreements.”  For a description of the terms of the awards reported in the table above, see “Compensation Discussion and Analysis – Incentive Plans.”

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

The following table sets forth certain information regarding unexercised options, stock that has not vested, and equity incentive plan awards for the named executive officers outstanding as of December 31, 2008.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
			Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#) (1)	($) (1)

Vincent T. Donnelly	20,000			19.50	2/3/2009
	25,000			21.50	2/2/2010
	25,000			20.00	2/7/2011
	25,000			19.50	2/6/2012
	67,000			9.14	5/28/2013
	405,350			7.02	5/6/2014
	60,909			7.87	3/15/2015
								-	1,047,500

William E. Hitselberger	6,000			19.50	2/3/2009
	6,000			21.50	2/2/2010
	7,000			18.00	2/7/2011
	5,000			19.50	2/6/2012
	20,000			19.50	6/13/2012
	23,600			9.14	5/28/2013
	128,500			7.02	5/6/2014
	24,838			7.87	3/15/2015
								-	414,375

John Santulli, III	11,000			19.50	2/3/2009
	10,000			21.50	2/2/2010
	10,000			18.00	2/7/2011
	5,000			19.50	2/6/2012
	2,888			5.78	3/10/2014
	12,623			7.87	3/15/2015
								-	125,250

Anthony J. Ciofani	2,500			21.50	5/15/2010
	3,000			18.00	2/7/2011
	11,400			5.78	3/10/2014
	6,623			7.87	3/15/2015
								-	107,025

Stephen L. Kibblehouse						5,000 (2)	35,400
								-	31,967

(1)
In March 2006 and 2007 and February 2008, the Compensation Committee of the Board of Directors granted long-term incentive compensation awards payable in the event the Company achieves certain return-on-equity goals in 2008, 2009 and 2010.  The Market or Payout Value shown represents the aggregate of the threshold payout potential of the long-term incentive compensation awards.  In the event the Company meets or exceeds the performance criteria, awards will be paid in shares of the Company’s Class A Common Stock.  These long-term awards are not guaranteed; no payments will be made unless the return-on-equity goals are achieved at the end of the measurement periods.  The actual number of shares of Class A Common Stock will be determined by dividing the payout by the closing sales price of the Company’s Class A Common Stock on the date of payment.

(2)	These shares vest 50% on June 30, 2009 and 50% on June 30, 2010.

2008 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercise of stock options, SARs and similar instruments, and vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2008 for each of the named executive officers.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Vincent T. Donnelly	-	-

William E. Hitselberger	-	-

John Santulli, III	-	-

Anthony J. Ciofani	3,000	25,335

Stephen L. Kibblehouse	-	-

2008 PENSION BENEFITS

The following table sets forth certain information regarding plans that provide for payments or other benefits at, following or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Vincent T. Donnelly	PMA Capital Corp Pension Plan PMA Capital Corp Supplemental Executive Retirement Plan PMA Capital Corp Executive Management Pension Plan	14 14 9	297,817 382,584 183,600	- - -

William E. Hitselberger	PMA Capital Corp Pension Plan PMA Capital Corp Supplemental Executive Retirement Plan PMA Capital Corp Executive Management Pension Plan	10 10 12	151,262 61,639 134,992	- - -

John Santulli, III	PMA Capital Corp Pension Plan PMA Capital Corp Supplemental Executive Retirement Plan	24 24	420,432 37,102	- -

Anthony J. Ciofani	PMA Capital Corp Pension Plan PMA Capital Corp Supplemental Executive Retirement Plan PMA Capital Corp Executive Management Pension Plan	6 6 9	62,268 76 80,602	- - -

Stephen L. Kibblehouse	-	-	-	-

(1)
As of December 31, 2008, the number of years of credited service for the PMA Capital Corporation Pension Plan and the PMA Capital Corporation Supplemental Executive Retirement Plan is three years less than the actual number of years of service with the Company, since future benefit accruals for both of these plans were eliminated as of December 31, 2005.  The number of years of credited service under the PMA Capital Corporation Executive Management Pension Plan for participants with less than 12.5 years of service with the Company equals years of service with the Company.  For all other participants, it equals 25 minus years of service with the Company.

(2)
The assumptions used to calculate the present value of accumulated benefits for the table under “2008 Pension Benefits” were:  discount rate – 6.5%; retirement age - 62; termination and disability rates - none; form of payment - single life annuity.  See “Compensation Discussion and Analysis” for additional information regarding the provisions of each plan.

For descriptions of the PMA Capital Corporation Pension Plan, the PMA Capital Corporation Supplemental Executive Retirement Plan and the PMA Capital Corporation Executive Management Pension Plan and their purposes, see “Compensation Discussion and Analysis – Post-Termination Arrangements.”

2008 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth certain information regarding defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (2)
Vincent T. Donnelly	15,250	63,050	(53,982)	-	332,690

William E. Hitselberger	1,500	18,900	(66,990)	-	134,769

John Santulli, III	2,111	4,400	(34,003)	-	66,562

Anthony J. Ciofani	8,800	6,350	(4,520)	-	26,206

Stephen L. Kibblehouse	7,292	7,292	(1,190)	-	13,394

(1)
Registrant contributions are reported as All Other Compensation in the 2006-2008 Summary Compensation Table as part of amounts shown in footnote 4 to the table under the heading “Company Contributions to Retirement and 401(k) Plans.”  The amounts include contributions to both qualified and nonqualified plans.

(2)	Registrant contributions prior to 2008 were as follows: Mr. Donnelly, $169,422; Mr. Hitselberger, $53,794; Mr. Santulli, $30,055; and Mr. Ciofani, $5,448.

For a description of the PMA Capital Corporation Retirement Savings Plan, the PMA Capital Corporation Retirement Savings Excess Plan and the PMA Capital Corporation Deferred Compensation Plan, see “Compensation Discussion and Analysis – Post-Termination Arrangements.”  Earnings are based on market performance of investments selected by participants.

EMPLOYMENT AND SEVERANCE AGREEMENTS

In March 2006, we entered into amended and restated employment agreements (the “2006 agreements”) with Vincent T. Donnelly, President and Chief Executive Officer, and William E. Hitselberger, Executive Vice President and Chief Financial Officer.  Each of the employment agreements provided for a three-year term expiring in March 2009.  On March 13, 2009, the employment agreements were amended and restated (the “2009 agreements”).  The term of Mr. Donnelly’s employment agreement was extended until March 2012 and the term of Mr. Hitselberger’s employment agreement was extended until September 2011.

The employment agreements with Messrs. Donnelly and Hitselberger establish certain compensation and benefits that will be paid or provided to them, including minimum salaries and eligibility for annual and long-term incentive compensation.  The employment agreements also provide for certain payments to Mr. Donnelly and Mr. Hitselberger in the event that their employment is terminated.

Compensation and Benefits

Vincent T. Donnelly

Under the terms of Mr. Donnelly’s 2006 agreement, we agreed to pay Mr. Donnelly a base salary of not less than $690,000 per year for the first 18 months of the agreement and a base salary of not less than $715,000 per year for the second 18 months of the agreement.  Under the terms of the 2006 agreement, Mr. Donnelly was eligible for an incentive award for 2006, 2007 and 2008 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity.  For 2008, the targeted amount of the annual incentive award was 45% of Mr. Donnelly’s 2008 base salary.  Mr. Donnelly received an incentive compensation payment of $185,972 for 2008.

Under the terms of his 2006 agreement, Mr. Donnelly was eligible for long-term incentive awards under our equity incentive plan.  The 2006 agreement provided that the target amount of the long-term incentive award for the three year period ending December 31, 2008 was $690,000 and was based upon the achievement of certain pre-defined operating objectives of the Company for that period.  Mr. Donnelly received a payment of $287,627 under the long-term incentive plan for the three year period ending December 31, 2008.  Long-term incentive awards for the three years ending December 31, 2009 and 2010 were set by the Compensation Committee pursuant to the terms of the 2006 agreement.  The Compensation Committee set the targeted awards for those periods as follows:

Three Year Periods Ending December 31,	Percentage of Salary	Salary	Target Award
2009	100%	$690,000	$690,000
2010	100%	$715,000	$715,000

Long-term incentive awards are paid in shares of Class A Common Stock based on the closing price on the date of payment.

Under the terms of his 2006 agreement, Mr. Donnelly was also entitled to:

●	the standard benefits we make available from time to time to our senior executive employees;

●	participate in certain retirement and pension plans that we provide; and

●	a supplemental long-term disability benefit.

Mr. Donnelly’s 2009 agreement provides compensation and benefit arrangements similar to his 2006 agreement.  The 2009 agreement provides for a minimum annual base salary of $715,000, an annual incentive compensation award targeted at 60% of base salary and a long-term incentive award targeted at 100% of base salary.  Award targets for periods beginning in 2010 may be revised in the discretion of the Compensation Committee.

William E. Hitselberger

Under the terms of Mr. Hitselberger’s 2006 agreement, we agreed to pay Mr. Hitselberger a base salary of not less than $425,000 per year.  Under the terms of the 2006 agreement, Mr. Hitselberger was eligible for an incentive award for 2006, 2007 and 2008 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity.  For 2008, the targeted amount of the annual incentive award was 35% of Mr. Hitselberger’s 2008 base salary.  Mr. Hitselberger received an incentive compensation payment of $95,475 for 2008.

Under the terms of his 2006 agreement, Mr. Hitselberger was also eligible for a long-term incentive award under our equity incentive plan.  The employment agreement provided that the target amount of the long-term incentive award for the three year period ending December 31, 2008 was $276,250 and was based upon the achievement of certain pre-defined operating objectives of the Company for that period.  Mr. Hitselberger received a payment of $115,155 under the long-term incentive plan for the three year period ending December 31, 2008.  Long-term incentive awards for the three years ending December 31, 2009 and 2010 were set by the Compensation Committee pursuant to the terms of the 2006 agreement.  The Compensation Committee set the targeted awards for those periods as follows:

Three Year Periods Ending December 31,	Percentage of Salary	Salary	Target Award
2009	65%	$425,000	$276,250
2010	65%	$425,000	$276,250

Long-term incentive awards are paid in shares of Class A Common Stock based on the closing price on the date of payment.

Under the terms of his 2006 agreement, Mr. Hitselberger was also entitled to:

●	the standard benefits we make available from time to time to our senior executive employees;

●	participate in certain retirement and pension plans that we provide; and

●	a supplemental long-term disability benefit.

Mr. Hitselberger’s 2009 agreement provides compensation and benefit arrangements similar to his 2006 agreement.  The 2009 agreement provides for a minimum annual base salary of $445,000, an annual incentive compensation award targeted at 45% of base salary and a long-term incentive award targeted at 70% of base salary.  Award targets for periods beginning in 2010 and thereafter may be revised in the discretion of the Compensation Committee.

Severance and Change in Control Benefits

Vincent T. Donnelly and William E. Hitselberger

The 2009 agreements for Messrs. Donnelly and Hitselberger provide for us to make certain payments to them in connection with a termination of their employment.  The amounts due to be paid depend on the event triggering the termination.  Triggering events for severance include termination by the executive for good reason, termination by the Company without cause, termination by the executive without good reason after being employed for at least 90% of the term of the agreement and the executive’s voluntary resignation following a change in control.

Under the 2009 agreements, “change in control” means a change in control of the Company requiring disclosure under Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 or Item 5.01 of Form 8-K.  The following events are deemed to constitute a change in control:

●	if any person directly or indirectly acquires more than 50% of the voting securities of the Company;

●	if after consummation of a merger or other business combination, the Company’s shareholders own less than 50% of the voting stock of the surviving company;

●	the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or

●
if a majority of the Company’s Board of Directors is replaced in any twelve month period by individuals whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

In order to constitute a change in control under the 2009 agreements, the event must also constitute a change in the ownership or effective control of PMA Capital Corporation or in the ownership of a substantial portion of the assets of PMA Capital Corporation, as described in Section 409A of the Internal Revenue Code and applicable Treasury Regulations.

Under the 2009 agreements, “cause” means the executive:

●	commits an act of fraud, embezzlement or theft or commits a felony in the course of his employment;

●	engages in knowing and willful misconduct or gross negligence in the performance of his duties;

●	unlawfully appropriates a corporate opportunity of the Company or its affiliates and subsidiaries; or

●	knowingly and willfully breaches a representation, warranty or covenant contained in the employment agreement in any material respect.

Under the 2009 agreements, “good reason” means:

●	a material adverse change in the executive’s duties, authority or responsibilities without his agreement;

●	requiring the executive to relocate his office to executive offices more than 50 miles from the Company’s existing executive offices;

●	a material reduction in the overall value of the employee benefits being provided to the executive unless the reduction is effective for all senior executive employees; or

●	a material breach by the Company of its obligations to the executive under his employment agreement.

If we terminate the employment of Mr. Donnelly or Mr. Hitselberger without cause or if they resign for good reason, then, provided the executive signs and does not revoke a general release in favor of the Company, we will pay the executive whose employment has terminated:

●	the cash portion of any annual incentive bonus for the year in which termination occurs that is earned by the executive for the accomplishment of certain identifiable tasks;

●	the portion of the executive’s annual incentive compensation for the year in which the termination occurs that the Compensation Committee determines was earned by the executive;

●	the pro rata portion of the executive’s long-term incentive award, determined by the length of time the executive was employed during the three year period; and

●
24 months of severance pay (18 months in the case of Mr. Hitselberger) equal to the sum of his then existing monthly base salary plus 1/12th of the amount of his minimum targeted annual incentive compensation for the year in which his employment terminates.

If the executive terminates his employment without good reason after being employed for at least 90% of the term of the agreement, he will be entitled to compensation and benefits as if his employment was terminated without cause or for good reason except that the amount of the monthly severance payments to which the executive will be entitled will not be based upon his salary and annual incentive compensation award immediately before termination, but rather the amount is fixed at $95,333 per month for 24 months for Mr. Donnelly and $53,770 per month for 18 months for Mr. Hitselberger.

In addition to the foregoing payments, for a period of two years (18 months in the case of Mr. Hitselberger) or until the executive becomes eligible to receive health insurance coverage through a new employer, whichever is shorter, we will pay a portion of the premium for health insurance benefits the executive elects to receive under COBRA that is equal to the amount paid by the Company prior to termination.  After COBRA coverage expires, Mr. Donnelly will be responsible for paying any premium incurred under COBRA and we will pay him a bonus equal to the amount of the premium paid by him.  The bonus will be grossed up for taxes and paid in the same month in which the executive pays the premium.  The executive will also be entitled to participate in the life insurance and accidental death and disability insurance provided by the Company for a period of two years (18 months for Mr. Hitselberger) from the termination date.

Payments will generally be made on the Company’s regular pay dates.  Payments to be made during the six months following a termination event will be paid in a lump sum at the end of the six month period together with interest accruing on the amount owed at the rate of interest used to determine lump sum payments under the PMA Capital Corporation Pension Plan.  However, if one of the termination events described above occurs within 14 months following a change in control, all payments will be paid in a lump sum on the first business day following the six month anniversary of the executive’s termination date.

If Mr. Donnelly or Mr. Hitselberger voluntarily resigns between 12 and 14 months following a change in control or is terminated without cause within 12 months following a Change in Control, then, provided the executive signs and does not revoke a general release in favor of the Company and in lieu of any other severance payments provided under the agreements, we will pay the executive whose employment has terminated:

●	the cash portion of any annual incentive bonus for the year in which termination occurs that is earned by the executive for the accomplishment of certain identifiable tasks;

●	the portion of the executive’s annual incentive compensation for the year in which the termination occurs that the Compensation Committee determines was earned by the executive;

●	the pro rata portion of the executive’s long-term incentive award, determined by the length of time the executive was employed during the three year period; and

●
a sum equal to three times (two times in the case of Mr. Hitselberger) the greater of his then current annual base salary or his base salary in effect immediately prior to the change in control plus three times (two times in the case of Mr. Hitselberger) the greater of the amount of his minimum targeted annual incentive award for the year of the termination or the amount of that target for the year corresponding to the date immediately before the change in control.

In addition to the foregoing payments, for a period of three years (two years in the case of Mr. Hitselberger) or until the executive becomes eligible to receive health insurance coverage through a new employer, whichever is shorter, we will pay a portion of the premium for health insurance benefits the executive elects to receive under COBRA that is equal to the amount paid by the Company prior to termination.  After COBRA coverage expires, the executive will be responsible for paying any premium incurred and we will pay the executive a bonus equal to the amount of the premium paid by him.  The bonus will be grossed up for taxes and paid in the same month in which the executive pays the premium.  The executive will also be entitled to participate in the life insurance and accidental death and disability insurance provided by the Company for a period of three years (2 years for Mr. Hitselberger) from the termination date.

Any payment calculated based on a multiple of salary and bonus will be paid in a lump sum on the first business day following the six month anniversary of the executive’s termination date.

If Mr. Donnelly or Mr. Hitselberger is terminated for cause, has his employment terminated as a result of his death or disability or resigns without good reason before completing 90% of the term of the agreement, then we will provide the executive with the benefits due to him under the terms of the Company’s benefit programs and we will pay the executive whose employment has terminated (or his estate):

●	accrued and unpaid compensation and out-of-pocket business expenses; and

●	the portion of the executive’s annual incentive compensation for the year in which the termination occurs that the Compensation Committee determines was earned by the executive.

Should Mr. Hitselberger’s employment be terminated due to his death or disability, by us without cause or by his resignation for good reason or without good reason after completing 90% of the term of the agreement, he will become fully vested in his “retirement benefit” under our Executive Management Pension Plan.  Mr. Donnelly is fully vested in his retirement benefit under the EMPP.  Each executive will also receive an increase in his benefit under the PMA Capital Corporation Retirement Savings Excess

Plan so that the aggregate amount payable under the Executive Management Pension Plan and the Retirement Savings Excess Plan is not less than that which he would have received under the plans had his employment continued, in the case of Mr. Donnelly, through the 24 month anniversary (36 month anniversary in the event the executive resigns between 12 and 14 months following a change in control) of his termination date and, in the case of Mr. Hitselberger, through the 18 month anniversary (24 month anniversary in the event the executive resigns between 12 and 14 months following a change in control) of his termination date.  These benefits will be received by the executive during the quarter in which the 18 or 24 month anniversary date of the executive’s termination occurs, unless the termination (other than a termination due to the executive’s death) occurs within 14 months of a change in control in which case the benefits will be received on the 6 month anniversary of the date on which the change in control occurred.

If the value of any compensation provided under our agreement with Mr. Donnelly or Mr. Hitselberger is subject to interest or tax penalties under Section 409A or 4999 of the Code, and those penalties are imposed on the executive, he is entitled to a “gross up” payment in an amount equal to the tax penalties and any penalties imposed on the gross up payment.

Anthony J. Ciofani, Stephen L. Kibblehouse and John Santulli, III

In February 2009, we entered into severance agreements with Messrs. Ciofani, Kibblehouse and Santulli.  The severance agreements provide that each of the executives will be entitled to certain payments and benefits in the event that their employment is terminated.  Events triggering payments or the provision of benefits under the agreements are termination by us with or without cause, termination by the executive with or without good reason and the death or disability of the executive.  If, in anticipation of or within 18 months following a change in control, we terminate an executive’s employment without cause or due to a disability or an executive terminates his employment for good reason, payments under the severance agreement will vary from the payments that the executive would have received if a change in control had not occurred.

The meaning of the terms “cause,” “good reason” and “change in control” under the severance agreements are the same in all material respects to the definitions included in the employment agreements for Messrs. Donnelly and Hitselberger.

If we terminate the employment of Messrs. Ciofani, Kibblehouse or Santulli without cause or if they terminate their employment for good reason, then, in addition to paying the executive whose employment has terminated his accrued salary, we will provide him:

●	a prorated target bonus multiplied by the average payout factor of the Company’s annual incentive plans for the previous three years;

●
a cash severance payment equal to 100% of the sum of his annual base salary and his target annual bonus with the target annual bonus being multiplied by the average payout factor of the Company’s annual incentive plans for the previous three years;

●	the continuation of health and welfare benefits for one year;

●	three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options;

●	the prorated portion of any outstanding long-term incentive awards, which will be deemed earned, paid in accordance with the terms set forth in the awards; and

●	the services of an outplacement company to assist the executive with job search support.

In the event that the termination without cause or for good reason occurs in anticipation of or within the 18 month period following a change in control, the foregoing benefits will be modified as follows:

●	the cash severance payment will be paid at 150% of salary and the target bonus;

●	all outstanding long-term incentive awards will be paid as if 100% of the performance targets had been met and will be paid within two and one-half months of termination;

●	any other outstanding equity-based awards will become fully vested; and

●	health and welfare benefits will be provided for one and one-half years.

If an executive’s employment is terminated due to death or disability, we will provide him or his estate:

●	accrued salary;

●	a prorated target bonus multiplied by the average payout factor of the Company’s annual incentive plans for the previous three years; and

●	one year (or until the last day of the stock option term, whichever occurs first) to exercise any stock options.

In addition, all outstanding equity based awards will vest on the date of termination.

If an executive’s employment is terminated for cause, he will be entitled to any accrued base salary.  All outstanding stock options and unvested equity awards will be forfeited.  If an executive terminates his employment without good reason, he will receive any accrued base salary and will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options.  All unvested equity based awards will be forfeited.

If any payments provided to the an executive whose employment has been terminated will be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments will be reduced by an amount up to 10% if the reduction would make the excise tax not apply to the payments.  If the excise tax would still apply after the reduction, then no reduction will be made and the executive will be entitled to receive from the Company a gross up payment equal to the amount of the excise tax and any taxes imposed on the amount of the gross up payment.

All payments that may become due to Messrs. Ciofani, Kibblehouse or Santulli are conditioned upon the executive executing and delivering a complete release in favor of the Company.

POTENTIAL TERMINATION/CHANGE IN CONTROL PAYMENTS

The following table sets forth certain information regarding estimated payments and benefits that would be provided to the named executive officers at, following or in connection with the identified termination events, assuming, in each case, that the event occurred on December 31, 2008.  The items reflected in the "Benefit" column below for Messrs. Donnelly and Hitselberger are based on the terms of their 2009 agreements.  All amounts set forth in the table below, including cash bonus payments and long-term incentives for Messrs. Donnelly and Hitselberger, are based on the arrangements in effect on December 31, 2008.

Name	Benefit	Involuntary Termination w/o Cause or for Good Reason ($)		Qualifying Termination in connection with a Change in Control ($)		Voluntary Termination ($) (1)	Death ($)		Disability ($)
Vincent T. Donnelly	Cash Severance	1,430,000		2,145,000		-	-		-
	Cash Bonus Payment	643,500		965,250		-	-		-
	Long Term Incentives	698,333	(2)	698,333	(2)	-	-		-
	Health and Welfare Continuation	13,004		23,639		-	-		-
	Defined Contribution Continuation	114,400		171,600		-	114,400		114,400
	Insurance Continuation	11,044		16,566		-	-		-
	Excise Taxes	-		1,490,763		-	-		-
	Total	2,910,281		5,511,151		-	114,400		114,400

William E. Hitselberger	Cash Severance	667,500		890,000		-	-		-
	Cash Bonus Payment	223,125		297,500		-	-		-
	Long Term Incentives	276,250	(2)	276,250	(2)	-	-		-
	Health and Welfare Continuation	16,427		31,052		-	-		-
	Defined Contribution Continuation	26,700		35,600		-	26,700		26,700
	Insurance Continuation	7,959		10,612		-	-		-
	Defined Benefit SERP	134,992	(3)	134,992	(3)	-	134,992	(3)	134,992	(3)
	Excise Taxes	-		538,688		-	-		-
	Total	1,352,953		2,214,694		-	161,692		161,692

John Santulli, III	Cash Severance	270,000		405,000		-	-		-
	Cash Bonus Payment	55,755		83,633		-	-		-
	Long Term Incentives	83,500	(2)	83,500	(2)	-	-		-
	Health and Welfare Continuation	1,560		2,340		-	-		-
	Outplacement services	18,000		18,000		-	-		-
	Total	428,815		592,473		-	-		-

Anthony J. Ciofani	Cash Severance	270,000		405,000		-	-		-
	Cash Bonus Payment	55,755		83,633		-	-		-
	Long Term Incentives	75,500	(2)	75,500	(2)	-	-		-
	Health and Welfare Continuation	13,327		19,991		-	-		-
	Outplacement services	18,000		18,000		-	-		-
	Total	432,582		602,124		-	-		-

Stephen L. Kibblehouse	Cash Severance	350,000		525,000		-	-		-
	Cash Bonus Payment	57,820		86,730		-	-		-
	Long Term Incentives	29,167	(2)	29,167	(2)	-	-		-
	Health and Welfare Continuation	5,799		8,699		-	-		-
	Equity Based Awards	-		35,400	(4)	-	35,400		35,400
	Outplacement services	18,000		18,000		-	-		-
	Total	460,786		702,996		-	35,400		35,400

(1)
No amounts would be due Mr. Donnelly or Mr. Hitselberger in the event of a voluntary termination at December 31, 2008 because they have no right to severance or benefits in the event of a voluntary termination unless the termination occurs after they have completed 90% of the term of their employment agreement.  Assuming they had served for 90% of the term at December 31, 2008, Mr. Donnelly would have been entitled to severance and benefits in the amount of $3,124,781 and Mr. Hitselberger would have been entitled to severance and benefits in the amount of $1,430,203.

(2)
In the event of termination where the executive is eligible to receive severance pay, the named executive is eligible to receive a pro rata portion of his long-term incentive award determined by the length of time the executive was employed during the three year period.  These examples assume departure on December 31, 2008, so one-third of the potential 2008 long-term incentive has been assumed and two-thirds of the potential 2007 long-term incentive has been assumed.

(3)	Represents vesting Executive Management Pension Plan ("EMPP") benefits as discussed in "Compensation Discussion and Analysis." Mr. Donnelly vested in EMPP benefits as of December 31, 2008.

(4)	Represents vesting on restricted stock granted on hiring date.

DIRECTOR COMPENSATION

The Board of Directors believes that a competitive Board compensation structure is necessary to enable us to attract, motivate and retain highly qualified individuals to serve as directors.

Our Nominating and Corporate Governance and Compensation Committees review the fee structure of the Board of Directors on an annual basis and makes recommendations to the Board of Directors regarding any proposed changes to this fee structure.  In 2008, an independent compensation consultant was engaged to analyze the fee structure of the Board of Directors.  As a result of this analysis, the Board of Directors adopted the compensation structure outlined below.

Non-Employee Director Compensation

Non-employee directors are reimbursed for expenses of meeting attendance and in 2008 were compensated according to the following schedule:

Board of Directors
Member Annual Retainer	$35,000 plus 3,000 shares of restricted stock*

All Committees other than Audit Committee
Chair Annual Retainer	$10,000
Member Annual Retainer	$5,000
Meeting Fees	$1,500 per meeting

Audit Committee
Chair Annual Retainer	$20,000
Member Annual Retainer	$10,000
Meeting Fees	$1,500 per meeting

*Restrictions on shares of restricted stock lapse on the one-year anniversary of the grant date.

As a further component of its compensation structure, the Board of Directors has also provided that any non-employee director first elected to the Board of Directors after January 1, 2004 will receive shares of Class A Common Stock subject to restrictions on transfer that lapse over a three-year period equal in value to $100,000 based on the fair value of the Class A Common Stock on the date he or she is first elected to the Board, rounded to the nearest whole share.

The Board has also adopted share ownership requirements for all non-employee directors that require them to beneficially own shares of Class A Common Stock equal to 2.5 times the Board’s Annual Retainer.  If elected after March 10, 2004, non-employee directors must satisfy this requirement within a five-year period from their first election to the Board.

A member who undertakes a special or committee assignment on behalf of the Board or a Committee is eligible to receive such additional fees as the Board may approve.  During 2008, no director received any fees for a special or committee assignment on behalf of the Board.

Non-Executive Chairman Compensation

In addition to receiving the Board and Committee retainers and the corresponding meeting fees set forth above for all non-employee directors, Mr. Schneider, the non-executive Chairman of the Board of Directors, also receives an annual retainer of $200,000 plus an annual equity grant of 6,000 shares of restricted stock.  Accordingly, on May 7, 2008, we granted Mr. Schneider 6,000 shares of restricted stock.  The restrictions with respect to such award will lapse on May 7, 2009.

2008 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation of the Company’s non-employee directors for 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
Peter S. Burgess	85,500	29,548	115,048

Patricia A. Drago	61,500	69,158	130,658

J. Gregory Driscoll	71,000	43,258	114,258

Charles T. Freeman	71,000	33,458	104,458

James C. Hellauer	63,500	30,788	94,288

Richard Lutenski	44,500	29,548	74,048

James F. Malone, III	-	11,178	11,178

John D. Rollins	63,500	46,778	110,278

Roderic H. Ross	3,000	11,178	14,178

L. J. Rowell, Jr.	75,500	29,548	105,048

Neal C. Schneider	271,000	88,643	359,643

(1)
The amounts reported for stock awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R and include amounts from awards granted in 2005, 2006, 2007 and 2008.  During 2008, each director received 3,000 shares of stock with restrictions that lapse in one year and had a grant date fair value of $28,170.  In May 2008, Mr. Schneider received an additional 6,000 shares of stock with restrictions that lapse in May 2009.  Additional information regarding restricted stock awards is included in Note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, which is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)
As of December 31, 2008, the restricted stock held by each director was as follows: Mr. Burgess, 3,000 shares; Ms. Drago, 9,387 shares; Mr. Driscoll, 6,560 shares; Mr. Freeman, 3,000 shares; Mr. Hellauer, 3,000 shares; Mr. Lutenski, 3,000 shares; Mr. Rollins, 6,470 shares; Mr. Rowell, 3,000 shares; and Mr. Schneider, 9,000 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to compensation plans under which our equity securities are authorized for issuance as of December 31, 2008:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,211,786	$9.68	2,932,002 (1)
Equity compensation plans not approved by security holders	-	-	-
Total	1,211,786	$9.68	2,932,002

(1)
Includes 2,731,124 shares that are available for future issuance under our 2007 Omnibus Incentive Compensation Plan and 200,878 shares that are available for issuance under our 2004 Directors Plan.  These plans were approved by shareholders at the 2007 and 2004 Annual Meetings of Shareholders, respectively.  The 2007 Omnibus Incentive Compensation Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock or stock in lieu of other obligations, dividend equivalent rights or other stock-based awards and performance awards.  The 2004 Directors Plan authorizes the grant of stock in lieu of retainer, restricted stock and stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

One of our former directors, James F. Malone, III, is a member of a law firm that furnished legal representation to us and our subsidiaries during 2008.  In the opinion of our management, the amounts paid to such firm represented reasonable charges for the services rendered and were as fair as the charges would have been had such services been furnished by a law firm unaffiliated with any of the directors.  We paid approximately $623,000 in legal fees to Mr. Malone’s law firm in 2008, which exceeded five percent of his law firm’s gross revenue.  The approximate value of Mr. Malone’s interest in 2008 fees paid by us to his law firm was $311,500.

Our subsidiaries, in the ordinary course of their business, have had and may continue to have insurance transactions with our directors and the various businesses with which directors are associated.  The insurance is written in accordance with rates and terms authorized for use in the applicable jurisdictions.  In the opinion of our management, these transactions were in the ordinary course of our business and on terms as favorable as we would have negotiated with unaffiliated persons or entities and do not affect the independence of our directors.

The Audit Committee’s charter provides that the Audit Committee is responsible for reviewing and approving transactions between the Company and/or its subsidiaries and any officer, director or affiliate that involves an amount in excess of $120,000 and in which an officer, director or affiliate has a direct or indirect material interest.  The Company’s Business Ethics and Practices Policy prohibits employees from taking part in any transaction in which they have a personal interest if there is, or might appear to be, a conflict between that interest and the interests of the Company without seeking a determination by the General Counsel or his designee as to whether the transaction is proper.  In addition, the Code of Ethics for Chief Executive Officer and Senior Financial Officers provides that, prior to taking part in a transaction that creates or appears to create a conflict of interest, such employees must make full disclosure of all facts and circumstances and obtain prior written approval from the Audit Committee.

The Code of Ethics for Directors prohibits directors from taking part in any transaction in which they have a personal interest if there is, or might appear to be, a conflict between that interest and the interests of the Company without prior written approval from the Audit Committee.

The Business Ethics and Practices Policy, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the Code of Ethics for Directors are available on our website at www.pmacapital.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires that our executive officers and directors, as well as persons who own more than 10% of a registered class of our equity securities, file reports of their ownership and changes in ownership of our equity securities with the Securities and Exchange Commission and to furnish us with a copy of those reports.  Based upon written representations we have received from our executive officers and directors and the reports filed during 2008, we believe that all such filings required during 2008 were made on a timely basis.

Vote Requirement

The three nominees who receive the highest number of votes cast by the holders of Class A Common Stock entitled to vote will be elected as directors.  Votes withheld and broker non-votes are not counted toward a nominee’s total.

The Board of Directors recommends that you vote FOR each of the nominees.

ITEM 2.  RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 18, 2009, our Audit Committee appointed Beard Miller Company LLP (“BMC”) as our independent registered public accounting firm for the year ending December 31, 2009.  Although not required, we are submitting this appointment to you for ratification as a matter of good corporate practice.  If shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment.

Representatives of BMC are expected to attend the Annual Meeting.  They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

The following table presents the aggregate fees billed for professional audit services rendered by BMC for the years ended December 31, 2008 and 2007, and fees billed for other services during those periods.

	2008	2007
Audit Fees	$1,664,500	$1,691,861
Audit-Related Fees	27,000	29,200
Tax Fees	-	-
All Other Fees	-	-
Total	$1,691,500	$1,721,061

Audit Fees consist of fees for professional services rendered by BMC for the audit of our annual financial statements and review of interim financial statements included in our quarterly reports on Form 10-Q and services normally provided by BMC in connection with statutory and regulatory filings or engagements, including out-of-pocket expenses.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees.  Audit-Related Fees for 2008 and 2007 related to audits of the financial statements of our benefit plans.  Audit-Related Fees for 2007 also included fees related to the issuance of a consent related to a Form S-8.

The Audit Committee approves all audit and non-audit services to be performed by BMC prior to its rendering of the services.  The Audit Committee has the discretion to delegate its pre-approval authority for non-audit services to one or more Audit Committee members.  The Audit Committee has delegated this authority to the Chairman of the Audit Committee provided that the Chairman may only approve fees for such services of up to $100,000.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting policies and financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

In this context, the Audit Committee has met and held discussions with management and the independent auditor.  Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.  The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Oversight Board in Rule 3200T.

In addition, the independent auditor also provided to the Audit Committee the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditor their independence.  The Audit Committee has also considered the compatibility of non-audit services provided by the independent auditor with their independence.

In reliance on the reviews and discussions referred to above and other reviews and discussions the Audit Committee deemed appropriate, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee:

Peter S. Burgess (Chair)
Charles T. Freeman
L. J. Rowell, Jr.
Neal C. Schneider

Vote Requirement

Assuming a quorum is present, ratification of the independent auditor will require the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting by the holders of outstanding shares of Class A Common Stock.  Abstentions and broker non-votes are not considered votes cast on the proposal and will not have any effect on the vote to ratify the appointment of the independent auditor.

The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their judgment.

ADDITIONAL INFORMATION

The Company is permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders.  The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.  The shareholder should send a written request to our Investor Relations department at our principal executive offices at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, or call us at (610) 397-5298, if the shareholder (i) wishes to receive a separate copy of an Annual Report or Proxy Statement for the Annual Meeting; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

ANNUAL REPORT

A copy of our 2008 Annual Report to Shareholders is being mailed to you with this proxy statement.

DEADLINES FOR SHAREHOLDER PROPOSALS

If you wish to submit a proposal for inclusion in our proxy statement for our 2010 Annual Meeting of Shareholders, you must deliver the proposal in writing to our Secretary at our principal executive offices at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, no later than November 27, 2009.  Any shareholder who wishes to present a proposal from the floor of the 2010 Annual Meeting must notify our Corporate Secretary in writing of the proposal not later than the close of business on December 27, 2009.  The notice must also include the other information specified in our Bylaws.  Any shareholder who wishes to introduce a proposal should consult our Bylaws and applicable proxy rules of the Securities and Exchange Commission.

If you wish to nominate someone for the Board of Directors at the 2010 Annual Meeting of Shareholders, you must notify our Corporate Secretary in writing of the nomination not later than the close of business on December 27, 2009.  The notice must include certain information about the shareholder and nominee as specified in our Bylaws.  Each nominee must also provide our Corporate Secretary with a written consent to serve if elected.

By Order of the Board of Directors,

March 18, 2009	Neal C. Schneider
Chairman of the Board

ANNUAL MEETING OF SHAREHOLDERS OF

PMA CAPITAL CORPORATION

May 6, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and annual report
are available at http://www.pmacapital.com/NewFiles/annual.html

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

			FOR	AGAINST	ABSTAIN
Item 1. Election of Directors		Item 2. Ratification of Beard Miller Company LLP as independent auditors for 2009.	[ ]	[ ]	[ ]
NOMINEES:
[ ] FOR ALL NOMINEES	O Vincent T. Donnelly O John D. Rollins	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.
[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES	O Neal C. Schneider
[ ] FOR ALL EXCEPT (See instructions below)
This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made by a record holder, this proxy/voting instruction will be voted FOR the nominees for director set forth in Item 1, and FOR the proposal in Item 2. The proxy/voting instruction also covers all shares as to which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (the "Trustee") under the PMA Capital Corporation Retirement Savings Plan. If no voting instruction is given to the Trustee, the Trustee will vote your shares on a pro rata basis based on the votes of other Retirement Savings Plan participants.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [  ]

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PMA CAPITAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 2009

THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints William E. Hitselberger and Brad G. Shofran, each or either of them, proxies of the undersigned, with full power of substitution, and each of them is hereby authorized to represent the undersigned and to vote all shares of Class A Common Stock of PMA Capital Corporation (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422 on Wednesday, May 6, 2009 at 9:00 a.m., local time, and at any adjournments thereof.

(Continued, and to be marked, dated and signed on the other side.)

COMMENTS: